                                                                  EXHIBIT 4.8(a)


                                                                [EXECUTION COPY]


                               U.S. $100,000,000

                              TERM LOAN AGREEMENT,

                         dated as of October 30, 1997,


                                     among

                            PIONEER AMERICAS, INC.,
                                as the Borrower


                      PIONEER AMERICAS ACQUISITION CORP.,
                            as the Parent Guarantor,


                        VARIOUS FINANCIAL INSTITUTIONS,
                                as the Lenders,


                           DLJ CAPITAL FUNDING, INC.,
                   as the Syndication Agent for the Lenders,


                     SALOMON BROTHERS HOLDING COMPANY INC,
                  as the Documentation Agent for the Lenders,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                  as the Administrative Agent for the Lenders,

                                      and


                    UNITED STATES TRUST COMPANY OF NEW YORK, as the Collateral Agent for the Lenders,



                                  ARRANGED BY

              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                               TABLE OF CONTENTS

SECTION                                                                                              PAGE
-------                                                                                              ----
                                                    ARTICLE I

                                             DEFINITIONS AND ACCOUNTING TERMS
1.1.        Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2.        Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
1.3.        Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
1.4.        Accounting and Financial Determinations . . . . . . . . . . . . . . . . . . . . . . . . .  29
1.5.        Use of UCC Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
1.6.        Officers' Certificates and Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                   ARTICLE II

                                  COMMITMENTS, BORROWING PROCEDURES AND NOTES

2.1.        Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
2.1.1.      Term Loan Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
2.1.2.      Lenders Not Permitted or Required to Make the Term Loans  . . . . . . . . . . . . . . . .  30
2.2.        Borrowing Procedures and Funding Maintenance  . . . . . . . . . . . . . . . . . . . . . .  31
2.3.        Continuation and Conversion Elections . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.4.        Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.5.        Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                                  ARTICLE III

                                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1.        Repayments and Prepayments; Application . . . . . . . . . . . . . . . . . . . . . . . . .  32
3.1.1.      Repayments and Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
3.1.2.      Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.2.        Interest Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.2.1.      Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.2.2.      Post-Maturity Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.2.3.      Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.3.        Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.3.1.      Arrangement, Structuring and Commitment Fees  . . . . . . . . . . . . . . . . . . . . . .  35
3.3.2.      Administrative Agent Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                   ARTICLE IV
                                     CERTAIN LIBO RATE AND OTHER PROVISIONS

4.1.        LIBO Rate Lending Unlawful  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
4.2.        Deposits Unavailable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
4.3.        Increased LIBO Rate Loan Costs, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
4.4.        Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
4.5.        Increased Capital Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
4.6.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
4.7.        Payments, Computations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.8.        Sharing of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.9.        Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


                                                   ARTICLE V

                                       CONDITIONS TO TERM LOAN EXTENSION

5.1.        Resolutions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
5.2.        Delivery of Term Notes and the Bond.  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.3.        Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.4.        Consummation of Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.5.        Issuance of the Senior Secured Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.6.        Revolving Credit Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.7.        Transaction Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.8.        Canadian Demand Debenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
5.9.        Security Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.10.       Quebec Mortgage and Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .  43
5.11.       Closing Date Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
5.12.       Financial Information, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
5.13.       Pro Forma Balance Sheet Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
5.14.       Target Business Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . .  44
5.15.       Indebtedness Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.16.       Intercreditor Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.17.       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.18.       Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.19.       Consents and Approvals, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.20.       Reliance Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.21.       Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.22.       Closing Fees, Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
5.23.       Satisfactory Legal Form . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
5.24.       Compliance with Warranties, No Default, etc.  . . . . . . . . . . . . . . . . . . . . . .  46

                                                        ARTICLE VI

                                              REPRESENTATIONS AND WARRANTIES
6.1.        Organization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.2.        Due Authorization, Non-Contravention, etc.  . . . . . . . . . . . . . . . . . . . . . . .  47
6.3.        No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.4.        Validity and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.5.        No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.6.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
6.7.        Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.8.        Litigation; Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.9.        Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.10.       Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.11.       Partnerships; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.12.       Senior Secured Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.13.       Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.14.       Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.15.       Contracts; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.16.       Pension and Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
6.17.       Regulations G, U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
6.18.       Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
6.19.       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
6.20.       Investment Company Act Representation . . . . . . . . . . . . . . . . . . . . . . . . . .  51
6.21.       Public Utility Holding Company Act Representation . . . . . . . . . . . . . . . . . . . .  51
6.22.       Environmental and Safety and Health Matters . . . . . . . . . . . . . . . . . . . . . . .  51
6.23.       Related Agreements and Transaction Documents  . . . . . . . . . . . . . . . . . . . . . .  52
6.24.       Holding Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
6.25.       PCICC, PCI Carolina and Pioneer Licensing . . . . . . . . . . . . . . . . . . . . . . . .  53


                                                       ARTICLE VII

                                                        COVENANTS

7.1.        Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.1.1.      Financial Information, Reports, Notices, etc. . . . . . . . . . . . . . . . . . . . . . .  53
7.1.2.      Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.1.3.      Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.1.4.      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.1.5.      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.1.6.      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.1.7.      Use of Proceeds, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.1.8.      Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
7.1.9.      Stock Pledge Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
7.1.10.     Concerning the Collateral and the Loan Documents  . . . . . . . . . . . . . . . . . . . .  57
7.1.11.     Maintenance of Corporate Separateness . . . . . . . . . . . . . . . . . . . . . . . . . .  58
7.1.12.     Working Capital Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.1.13.     St. Gabriel Pipeline  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

7.1.14.     Pension Transfer Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.2.        Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.2.1.      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.2.2.      Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
7.2.3.      Restricted Payments, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
7.2.4.      Payment Restrictions Affecting Guarantors . . . . . . . . . . . . . . . . . . . . . . . .  66
7.2.5.      Consolidation, Merger, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
7.2.6.      Asset Dispositions, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
7.2.7.      Modification of Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
7.2.8.      Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
7.2.9.      Impairment of Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
7.2.10.     Stock of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
7.2.11.     Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
7.2.12.     Limitation on Applicability of Certain Covenants  . . . . . . . . . . . . . . . . . . . .  74


                                                       ARTICLE VIII

                                                    EVENTS OF DEFAULT

8.1.        Listing of Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
8.1.1.      Non-Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
8.1.2.      Breach of Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
8.1.3.      Non-Performance of Certain Covenants and Obligations  . . . . . . . . . . . . . . . . . .  75
8.1.4.      Non-Performance of Other Covenants and Obligations  . . . . . . . . . . . . . . . . . . .  75
8.1.5.      Disaffirmation of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
8.1.6.      Effectiveness and Enforceability of Guarantees  . . . . . . . . . . . . . . . . . . . . .  76
8.1.7.      Default on Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
8.1.8.      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
8.1.9.      Bankruptcy, Insolvency, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
8.1.10.     Impairment of Security, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
8.2.        Action if Bankruptcy, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
8.3.        Action if Other Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78


                                                        ARTICLE IX

                                                         GUARANTY

9.1.        Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
9.2.        Acceleration of Parent Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
9.3.        Guaranty Absolute, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
9.4.        Reinstatement, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
9.5.        Waiver, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
9.6.        Postponement of Subrogation, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
9.7.        Successors, Transferees and Assigns; Transfers of Term Notes, etc.  . . . . . . . . . . .  81

                                                        ARTICLE X

                                                        THE AGENTS
10.1.       Appointment of Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
10.2.       Intercreditor Agreement and Collateral Agent; Power of Attorney . . . . . . . . . . . . .  82
10.3.       Nature of Duties of the Agents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
10.4.       General Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
10.5.       Successor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
10.6.       Agents in their Capacity as Lenders.  . . . . . . . . . . . . . . . . . . . . . . . . . .  84
10.7.       Actions by Each Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
10.8.       Right to Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
10.9.       Suits to Protect Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
10.10.      Determinations Relating to Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .  85
10.11.      Trust Moneys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
10.12.      Release of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
10.13.      Holding of Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
10.14.      Application of Proceeds of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.15.      Rights and Remedies to be Exercised by Administrative Agent Only  . . . . . . . . . . . .  87
10.16.      Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.17.      Copies, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.18.      The Syndication Agent, the Documentation Agent and the Administrative Agent . . . . . . .  88
10.19.      Agreement to Cooperate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
10.20.      Lenders to Act as Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88


                                                        ARTICLE XI

                                                 MISCELLANEOUS PROVISIONS

11.1.       Waivers, Amendments, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
11.2.       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.3.       Payment of Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.4.       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
11.5.       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.6.       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.7.       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.8.       Execution in Counterparts, Effectiveness, etc.  . . . . . . . . . . . . . . . . . . . . .  91
11.9.       Governing Law; Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.10.      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.11.      Sale and Transfer of Term Loans and Term Notes; Participations in
               Term Loans and Term Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
11.11.1.    Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
11.11.2.    Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
11.12.      Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
11.13.      Forum Selection and Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .  94
11.14.      Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
11.15.      Judgment Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

SCHEDULE I             -      Disclosure Schedule
SCHEDULE II            -      Percentages and Administrative Information

EXHIBIT A-1            -      Form of Term Note
EXHIBIT A-2(a)         -      Form of Bond
EXHIBIT A-2(b)         -      Form of Bond Pledge Agreement
EXHIBIT B              -      Form of Borrowing Request
EXHIBIT C              -      Form of Continuation/Conversion Notice
EXHIBIT D-1            -      Form of Affiliate Guaranty
EXHIBIT D-2            -      Form of Canadian Subsidiary Guaranty
EXHIBIT E-1(a)         -      Form of Canadian Demand Debenture
EXHIBIT E-1(b)         -      Form of Canadian Demand Debenture Pledge Agreement
EXHIBIT E-2            -      Form of Quebec Mortgage and Security Agreement
EXHIBIT F-1            -      Form of Canadian Subsidiary Security Agreement
EXHIBIT F-2            -      Form of Affiliate Security Agreement
EXHIBIT G-1            -      Form of Borrower Closing Date Certificate
EXHIBIT G-2            -      Form of Parent Guarantor Closing Date Certificate
EXHIBIT G-3            -      Form of PCI Closing Date Certificate
EXHIBIT H              -      Form of Lender Assignment Agreement
EXHIBIT I              -      Form of Intercreditor Agreement

                              TERM LOAN AGREEMENT


     THIS TERM LOAN AGREEMENT, dated as of October 30, 1997, is among PIONEER AMERICAS, INC., a corporation organized under the laws of Delaware (the "Borrower"), PIONEER AMERICAS ACQUISITION CORP., a corporation organized under the laws of Delaware ("PAAC"or the "Parent Guarantor"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as syndication agent (the "Syndication Agent") for the Lenders, SALOMON BROTHERS HOLDING COMPANY INC ("Salomon"), as documentation agent (the "Documentation Agent") for the Lenders, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA"), as administrative agent (the "Administrative Agent") for the Lenders, and UNITED STATES TRUST COMPANY OF NEW YORK, as collateral agent ("Collateral Agent") for the Secured Parties (as defined below).


                              W I T N E S S E T H:

     WHEREAS, PCI Chemicals Canada Inc., a corporation organized under the laws of the Province of New Brunswick ("PCICC"), PCI Carolina, Inc., a corporation organized under the laws of Delaware ("PCI Carolina"), and Pioneer Companies, Inc., a corporation organized under the laws of Delaware and the parent of PAAC ("PCI") entered into an Asset Purchase Agreement dated as of September 22, 1997 (the "Purchase Agreement") with ICI Canada Inc. ("the Canadian Seller"), ICI Americas Inc. (the "U.S. Seller") and Imperial Chemical Industries PLC (the "ICI Parent") (and, together with the Canadian Seller and the U.S. Seller, the "Sellers"), pursuant to which PCICC, PCI Carolina and Pioneer Licensing, Inc., a corporation organized under the laws of Delaware ("Pioneer Licensing") will acquire all of the assets and properties used by the Sellers in their North American chlor-alkali business (the "Target Business") for an aggregate purchase price of approximately $235,600,000 (the "Acquisition");

     WHEREAS, PCICC intends to issue senior secured notes due 2007 for gross cash proceeds of $175,000,000, which proceeds would be used, in part, to fund the Acquisition (the "Senior Secured Note Offering", and, together with the Acquisition and the transactions relating thereto, the "Transaction");

     WHEREAS, in connection with the Transaction, the Borrower desires to obtain from the Lenders a commitment to provide $100,000,000 in term loans, the proceeds of which will be used, in part, to fund the Acquisition, and pay certain fees and expenses arising in connection with the Transaction not exceeding $14,400,000 in the aggregate; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend the commitments and make the loans described herein to the Borrower;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Acquisition" is defined in the first recital.

     "Acquisition Agreements" means the Purchase Agreement and each agreement delivered pursuant to the terms thereof, including the Pension Transfer Agreement between PCICC and the Canadian Seller, Non-Competition Agreement among the ICI Parent, the Canadian Seller, the U.S. Seller, PCICC and PCI Carolina, the Transition Services Agreement between the Canadian Seller and PCICC, the License Agreement between ICI Chemicals & Polymers Limited and PCICC, the License Agreement among ICI Parent, ICI Chemicals & Polymers, the Canadian Seller and PCICC and the Lease with respect to the facility in Cornwall, Ontario between the Canadian Seller and PCICC.

     "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor
Administrative Agent pursuant to Section 10.5.

     "Affiliate" means, with respect to any party, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such party including any estate or trust under will of such party. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control.

     "Affiliate Guarantors" means, collectively, PCI Carolina, Pioneer Licensing, PCAC, All-Pure, Imperial, BMPC, All Pure Chemical Northwest, Inc., a Washington corporation, Pioneer Chlor Alkali International, Inc., a Barbados corporation, G.O.W. Corporation, a Nevada corporation, Pioneer East, TCH, T.C. Products, Inc. and each other Person that becomes a guarantor under the Affiliate Guaranty.

     "Affiliate Guaranty" means the Guaranty executed and delivered by an Authorized Officer of each Affiliate Guarantor pursuant to Section 5.3, substantially in the form of Exhibit D-1 attached hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Affiliate Security Agreement" means the Security Agreement executed and delivered by an Authorized Officer of each of PCI Carolina and Pioneer Licensing pursuant to Section 5.9, substantially in the form of Exhibit F-2 hereto, together with each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, if any, relating thereto and substantially in the form of Exhibits A, B and C, respectively attached thereto, in each case as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

     "Agreement" means, on any date, this Term Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "All-Pure" means All-Pure Chemical Co., a California corporation and direct Wholly-Owned Restricted Subsidiary of PAI.

     "Alternate Base Rate" means, for any day and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of: (a) 0.50% per annum above the Federal Funds Rate most recently determined by the Administrative Agent; and (b) the rate of interest in effect for such day as most recently publicly announced or established by the Administrative Agent at its Domestic Office as its "reference rate". (The "reference rate" is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by the Administrative Agent shall take effect at the opening of business on the day of such establishment or announcement.

     "Applicable Margin" means (i) with respect to the unpaid principal amount of each Term Loan maintained as a Base Rate Loan, 162.5 basis points and (ii) with respect to the unpaid principal amount of each Term Loan maintained as a LIBO Rate Loan, 287.5 basis points.

     "Arranger" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation.

     "Asset Sale" means a PAAC Asset Sale or a PCIFP Asset Sale.

     "Assignee Lender" is defined in Section 11.11.1.

     "Assignor Lender" is defined in Section 11.11.1.

     "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such transaction and (ii) the present value (discounted at a rate equivalent to the Borrower's then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total net obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended). As used in the preceding sentence, the "total net obligations of the lessee for rental payments" under any lease for any such period means the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent also includes the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.

     "Bankruptcy Law" means, as the context may require, Canadian Bankruptcy Law and/or U.S. Bankruptcy Law.

     "Base Rate Loan" means a Term Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

     "BMPC" means Black Mountain Power Company, a Texas corporation and direct Wholly-Owned Subsidiary of PCAC.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

     "Board Resolution" of any corporation means a copy of a resolution certified by the Secretary or an Assistant Secretary of such corporation to have been duly adopted by the board of directors of such entity and to be in full force and effect on the date of such certification and delivered to the Administrative Agent.

     "BofA" is defined in the preamble.

     "Bond" means the Bond executed and delivered by an Authorized Officer of the Borrower pursuant to Section 5.2, substantially in the form of Exhibit A-2(a) attached hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Bond Pledge Agreement" means the Bond Pledge Agreement executed and delivered by an Authorized Officer of the Borrower pursuant to Section 5.2, substantially in the form of Exhibit A-2(b) attached hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Borrower" is defined in the preamble.

     "Borrower Closing Date Certificate" means a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit G-1 hereto, delivered pursuant to Section 5.11.

     "Borrowing" means Term Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the net book value of all accounts receivable of PAAC and its Restricted Subsidiaries as of such date, (b) 50% of the net book value of all inventory owned by PAAC and its Restricted Subsidiaries as of such date, and (c) the lesser of (x) $10,000,000 and (y) 85% of the net book value of all accounts receivable of Kemwater as of such date plus 50% of the net book value of all inventory as of such date owned by Kemwater, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, PAAC may utilize the most recent available quarterly or annual financial report for purposes of calculating the Borrowing Base.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

     "Business Day" means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois or New York City and (b) with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, continuations or conversions of Base Rate Loans into, LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

     "Canadian Bankruptcy Law" means the Bankruptcy and Insolvency Act (Canada), as amended, the Companies' Creditors Arrangement Act (Canada), as amended, the Winding-Up and Restructuring Act (Canada), as amended, or any similar Canadian federal or provincial law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Canadian Demand Debenture" means each demand debenture executed and delivered by an Authorized Officer of PCICC pursuant to Section 5.8, substantially in the form of Exhibit E-1(a) attached hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Canadian Demand Debenture Pledge Agreement" means each debenture pledge agreement executed and delivered by an Authorized Officer of PCICC pursuant to
Section 5.8, substantially in the form of Exhibit E-1(b) attached hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Canadian Environmental Laws" means all applicable Canadian federal, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines having legally binding effect (including consent decrees and administrative orders) relating to the protection and conservation of the environment concerning any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant.

     "Canadian Hazardous Materials" means any toxic substance, hazardous substance, hazardous material, hazardous chemical, hazardous waste, pollutant or contaminant, defined or qualifying as such in (or for the purposes of) any Canadian Environmental Law, and shall include, but not be limited to, petroleum, including crude oil, any radioactive material, polychlorinated biphenyls and asbestos in any form or condition.

     "Canadian Pension Plan" means a pension plan that is required to be registered under any Canadian federal laws, regulations, rules or other requirements of any Canadian province.

     "Canadian Seller" is defined in the first recital.

     "Canadian Subsidiary Guaranty" means the Guaranty executed and delivered by an Authorized Officer of PCICC pursuant to Section 5.3, substantially in the form of Exhibit D-2 attached hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Canadian Subsidiary Security Agreement" means the Security Agreement executed and delivered by an Authorized Officer of PCICC pursuant to Section 5.9, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time, together with each Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, if any, relating thereto and substantially in the form of Exhibits A, B and C, respectively attached thereto, in each case as amended, supplemented, amended and restated, or otherwise modified from time to time.

     "Capital Stock" means, with respect to any Person, any common stock, preferred stock and any other capital stock of such Person and shares, interest, participations or other ownership interest (however designated), of any Person and any rights (other than debt securities convertible into, or exchangeable for, capital stock), warrants or options to purchase any of the foregoing, including each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

     "Capitalized Lease Obligation" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Flow" for any period means the Consolidated Net Income of PAAC and its Restricted Subsidiaries for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, depletion and amortization expense.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change of Control" means the occurrence of any of the following: (i) a "person" or "group" (as such terms are used in Sections 14(d)(2) and 13(d)(3), respectively, of the Exchange Act), other than Substantial Shareholders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of at least 50% of the outstanding voting power of the fully diluted Voting Stock of PAAC or PCI, (ii) the adoption of a plan relating to the liquidation or dissolution of PAAC, PCI or the Borrower, (iii) the merger or consolidation of PAAC or PCI with or into another corporation with the effect that the stockholders of PAAC or PCI immediately prior to such merger or consolidation cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the securities of the surviving corporation of such merger or the corporation resulting from such merger or consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors outstanding immediately after such merger or consolidation, (iv) during any period of two consecutive calendar years individuals who are at the beginning of such period (together with any new directors whose election by the board of directors of PAAC or PCI, or whose nomination for election by the shareholders of PAAC or PCI, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of PAAC or PCI then in office or (v) the Borrower or any PCIFP Company ceases to be a Wholly-Owned Subsidiary of PAAC. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred under clause (iii) above solely as a result of a merger or consolidation of PAAC with or into PCI provided that such merger or consolidation is permitted under Section 7.2.5.

     "Closing Date" means the date of the initial Borrowing, not to be later than December 31, 1997.

     "Closing Date Certificate" means, as the context may require, the Borrower Closing Date Certificate, the Parent Guarantor Closing Date Certificate and/or the PCI Closing Date Certificate.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified.

     "Collateral" means any property or assets subject to one or more of the Liens evidenced or created by any Loan Document.

     "Collateral Agent" is defined in the preamble.

     "Collateral Proceeds" is defined in clause (a) of Section 7.2.6.

     "Commitment Letter" means the commitment letter, dated August 18, 1997, among the Borrower, the Arranger, the Syndication Agent and the Documentation Agent, including all annexes and exhibits thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Commitment Termination Event" means (i) the occurrence of any Event of Default described in clause (a), (b) or (c) of Section 8.1.9, or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Term Loans to be due and payable pursuant to Section 8.3, or
(y) in the absence of such declaration, the giving of notice to the Borrower by the Administrative Agent, acting at the direction of the Required Lenders, that the Term Loan Commitments have been terminated.

     "Consolidated Cash Flow Coverage Ratio" means, as of any date of determination, the ratio of (i) the aggregate amount of Cash Flow for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to
(ii) Consolidated Interest Expense for such four fiscal quarters of PAAC and its Restricted Subsidiaries; provided, however, that (A) if PAAC or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio is an incurrence of Indebtedness, or both, Cash Flow and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period PAAC or any of its Restricted Subsidiaries has made any Asset Sale, the Cash Flow for such period will be reduced by an amount equal to the Cash Flow (if positive), directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Cash Flow (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of PAAC or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to PAAC and its continuing Restricted Subsidiaries in connection with any such sale or other disposition for such period (or, if the Capital Stock of any such Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent PAAC and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period PAAC or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary of PAAC (or any Person which becomes a Restricted Subsidiary of PAAC) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Cash Flow and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (D) in making such computation, Consolidated Interest Expense attributable to any Indebtedness incurred under any revolving credit facility will be computed based on the average daily balance of such Indebtedness during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of PAAC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Interest Expense" means, for any period, interest expense of PAAC and its consolidated Restricted Subsidiaries, excluding amortization of any deferred financing fees, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations,
(ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by PAAC or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Redeemable Stock of PAAC held by Persons other than PAAC or a Wholly-Owned Restricted Subsidiary of PAAC and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than PAAC) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Capital Stock of PAAC.

     "Consolidated Net Income" means, for any period, and as to any Person, the aggregate Net Income of such Person and its Subsidiaries (other than, in the case of the Borrower or PAAC, its Unrestricted Subsidiaries) for such period determined in accordance with GAAP;

provided that (i) the Net Income of any Person which is not a Subsidiary of such Person but which is consolidated with such Person or is accounted for by such Person by the equity method of accounting will be included only to the extent of the amount of cash dividends or cash distributions paid to such Person or a Wholly-Owned Restricted Subsidiary of such Person (other than, in the case of the Borrower or PAAC, its Unrestricted Subsidiaries), (ii) the Net Income of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) the Net Income of any Subsidiary of such Person that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such Person will be excluded to the extent of such restrictions, (iv) the Net Income of (A) any Unrestricted Subsidiary and (B) any Subsidiary less than 80% of whose securities having the right (apart from the right under special circumstances) to vote in the election of directors are owned by the Borrower or PAAC, as the case may be, or its Wholly-Owned Restricted Subsidiaries will be included only to the extent of the amount of cash dividends or cash distributions actually paid by such Subsidiary to the Borrower or PAAC, as the case may be, or one of its Wholly-Owned Restricted Subsidiaries (v) in the case of the Borrower or PAAC, the Net Income attributable to any business, properties or assets acquired (by way of merger, consolidation, purchase or otherwise) by the Borrower or any Restricted Subsidiary of the Borrower or PAAC or any Restricted Subsidiary of PAAC, as the case may be, for any period prior to the date of such acquisition will be excluded, (vi) all extraordinary gains and losses, and any gain or loss realized upon the termination of any employee pension benefit plan, in respect of dispositions of assets other than in the ordinary course of business and any one- time increase or decrease to Net Income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP (together, in each case, with any provision for taxes) will be excluded and (vii) all amounts of "other income, net" classified as such on one or more lines of such Person's statement of operations, in accordance with GAAP, net of applicable income taxes, will be excluded from such Person's aggregate Net Income; provided that the foregoing exclusion will not apply to cash dividends or cash distributions paid in respect of indirect equity interests in Saguaro Power Company, a Limited Partnership, and Canso Chemicals Limited to the extent included in clause (i) of this definition.

     "Consolidated Net Worth" means, for any Person, the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries (other than, in the case of the Borrower or PAAC, its Unrestricted Subsidiaries), determined on a consolidated basis without duplication in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the amount of Capital Stock (other than Redeemable Stock) plus (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit).

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

     "Contingent Payment Agreement" means the Contingent Payment Agreement dated as of April 20, 1995 among PAAC, PCI and the sellers named therein.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

     "Credit Facility" means any revolving credit facility or similar arrangement that makes credit available entered into by and among PAAC, the Borrower and/or any PAI Guarantor and the lending institutions party thereto, including any credit agreement, related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agents and the Required Lenders.

     "DLJ" is defined in the preamble.

     "Documentation Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Documentation Agent pursuant to Section 10.5.

     "Dollar" and the sign "$" mean lawful money of the United States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such in Schedule II hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making or maintaining, as the case may be, Base Rate Loans.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 11.8.

     "Eligible Investments" means, (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than 90 days from the date of acquisition of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500,000,000, whose debt has a rating at the time of any such investment of at least "A-2" or the equivalent thereof by S&P or at least "P-2" or the equivalent thereof by Moody's, or any Lender or any bank or financial institution party to the Revolving Credit Facility, (iii) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) entered into with any bank or financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500,000,000 and commercial paper or master notes of issuers, rated at the time of any such investment at least "A-2" or the equivalent thereof by S&P or at least "P-2" or the equivalent thereof by Moody's, or any bank or financial institution party to the Revolving Credit Facility, and in each case maturing within 270 days after the date of acquisition, and (v) any shares in an open-end mutual fund organized by a bank or financial institution having combined capital and surplus of at least $500,000,000 investing solely in investments permitted by the foregoing clauses (i), (ii) and (iv).

     "Environmental Laws" means, as the context may require, Canadian Environmental Laws and/or U.S. Environmental Laws.

     "Equity Interests" means shares, interests, participations or other equivalents (however designated) of Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with PAAC, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA, or a member of the same affiliated service group within the meaning of Section 414(m) of the Code.

     "Event of Default" is defined in Section 8.1.

     "Excess Land" means certain real property adjoining the sites of PCAC's Henderson, Nevada and St. Gabriel, Louisiana plants and the Mojave, California property owned by Imperial that is not used in the business conducted at such sites, which real property is referred to and defined in the Contingent Payment Agreement as the "Subject Parcels".

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Properties" means (i) the real property located at Cornwall, Ontario, Canada which is to be leased by PCICC from the Canadian Seller pursuant to the Lease referred to in the definition of "Acquisition Agreements" and (ii) the real property located at Point Tupper, Nova Scotia, Canada upon which storage tanks to be acquired by PCICC from the Canadian Seller under the Purchase Agreement are situated.

     "Existing Affiliate Agreements" means (i) agreements between PAAC or any of its Subsidiaries and Saguaro Power Company, a Limited Partnership, relating to the delivery of steam and other services, existing on the date hereof and listed on Item 7.2.8 ("Existing Affiliate

Agreements") of the Disclosure Schedule, (ii) the Tax Sharing Agreement and
(iii) agreements between PAAC or any of its Subsidiaries and Basic Investments, Inc. relating to the delivery of water and power, power transmission services, and other services, existing on the date hereof and listed on Item 7.2.8 ("Existing Affiliate Agreements") of the Disclosure Schedule hereto and (iv) any other agreements with affiliates of the Borrower, existing on the date hereof and listed on Item 7.2.8 ("Existing Affiliate Agreements") of the Disclosure Schedule hereto.

     "Existing Indebtedness" means all Indebtedness (other than the Senior Secured Notes and Existing Senior Secured Notes outstanding and the loans outstanding under the Existing Term Loan Agreement) of PAAC or any of its Restricted Subsidiaries existing on the date hereof and listed on Item 7.2.1(c) ("Existing Indebtedness") of the Disclosure Schedule.

     "Existing Senior Secured Note Indenture" means the Indenture dated as of June 17, 1997, among PAAC, the guarantors party thereto, and United States Trust Company of New York, as trustee, as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "Existing Senior Secured Notes" means the 91/4% Senior Secured Notes due 2007 of PAAC issued pursuant to the Existing Senior Secured Note Indenture, including any senior secured notes of PAAC with substantially identical terms exchanged therefor pursuant to a registration statement under the Securities Act of 1933, as amended.

     "Existing Term Loan Agreement" means the Term Loan Agreement dated as of June 17, 1997, among PAAC, the financial institutions from time to time party thereto, DLJ, as syndication agent, BofA, as administrative agent and Salomon, as documentation agent for such financial institutions, as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined by a majority of the members of the Board of Directors of the Person the asset or property of which is being sold or transferred and a majority of the disinterested members of such Board of Directors, if any, acting in good faith and will be evidenced by a duly and properly adopted resolution of such Board of Directors.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means the confidential fee letter, dated as of August 18, 1997, among the Borrower, the Arranger, the Syndication Agent and the Documentation Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive months ending on December 31; references to a Fiscal Year with a numbering corresponding to any calendar year refer to the fiscal year ending on the 31st of December during such calender year.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP" is defined in Section 1.4.

     "Guarantors" means, collectively, the Parent Guarantor and the PAI Guarantors.

     "Guaranty" means, as the context may require, any PAI Guaranty and/or the provisions of Article IX.

     "Hazardous Materials" means, as the context may require, any Canadian Hazardous Materials and/or any U.S. Hazardous Materials.

     "Hedging Obligations" means the obligations of any Person or entity pursuant to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract, derivative instrument or other similar agreement or arrangement designed to protect such Person or entity against fluctuations in interest rates or foreign exchange rates or the price of raw materials and other chemical products used or produced in the Borrower's business, as the case may be.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "ICI Parent" is defined in the first recital.

     "Imperial" means Imperial West Chemical Co., a Nevada corporation and direct Wholly-Owned Subsidiary of PAI.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "incur" has the meaning ascribed in Section 7.2.1; provided that (a) with respect to any Indebtedness of any Restricted Subsidiary of PAAC (including the Borrower and its Restricted Subsidiaries) that is owing to PAAC or another Restricted Subsidiary of PAAC (including the Borrower and its Restricted Subsidiaries) any disposition, pledge or transfer of such Indebtedness to any Person (other than PAAC or a Wholly-Owned Restricted Subsidiary of PAAC) shall be deemed to be an incurrence of such Indebtedness and (b) with respect to any Indebtedness of PAAC or a Restricted Subsidiary of PAAC (including the Borrower and its Restricted Subsidiaries) that is owing to another Restricted Subsidiary of PAAC (including the Borrower and its

Restricted Subsidiaries), any transaction pursuant to which a Wholly-Owned Restricted Subsidiary of PAAC to which such Indebtedness is owing ceases to be a Wholly-Owned Restricted Subsidiary of PAAC shall be deemed to be an incurrence of such Indebtedness; and provided, further, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of PAAC shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of PAAC. The term "incurrence" has a corresponding meaning.

     "Indebtedness" of any Person means, without duplication, all liabilities with respect to (i) indebtedness for money borrowed or which is evidenced by a bond, debenture, note or other similar instrument or agreement, but excluding trade credit evidenced by any such instrument or agreement; (ii) reimbursement obligations, letters of credit and bankers' acceptances; (iii) indebtedness with respect to Hedging Obligations; (iv) Capitalized Lease Obligations; (v) indebtedness, secured or unsecured, created or arising in connection with the acquisition or improvement of any property or asset or the acquisition of any business; (vi) all indebtedness secured by any Lien upon property owned by such Person and all indebtedness secured in the manner specified in this clause even if such Person has not assumed or become liable for the payment thereof; (vii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or otherwise representing the deferred and unpaid balance of the purchase price of any such property, including all indebtedness created or arising in the manner specified in this clause even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (viii) guarantees, direct or indirect, of any indebtedness of other Persons referred to in clauses (i) through (vii) above, or of dividends or leases, taxes or other obligations of other Persons, excluding any guarantee arising out of the endorsement of negotiable instruments for collection in the ordinary course of business; (ix) contingent obligations in respect of, or to purchase or otherwise acquire or be responsible or liable for, through the purchase of products or services, irrespective of whether such products are delivered or such services are rendered, or otherwise, any such indebtedness referred to in clauses (i) through (vii) above; (x) any obligation, contingent or otherwise, arising under any surety, performance or maintenance bond; and (xi) Redeemable Stock of PAAC valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; which indebtedness, Capitalized Lease Obligation, guarantee or contingent or other obligation such Person has directly or indirectly created, incurred, assumed, guaranteed or otherwise become liable or responsible for, whether then outstanding or thereafter created in the case of clauses (i) through (x) above, to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on the balance sheet of such Person in accordance with GAAP. For purposes of the foregoing definition, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Senior Secured
Note Indenture. As used herein, Indebtedness with respect to any Hedging Obligation means, with respect to any specified Person on any date, the net amount (if any) that would be payable by such specified Person upon the liquidation, close-out or early termination on such date of such Hedging Obligation. For purposes of the foregoing, any settlement amount payable upon the liquidation, close-out or early termination of a Hedging Obligation shall be calculated by the Borrower in good faith and in a commercially reasonable manner on the basis that such liquidation, close-out or early termination results from an event of default or other similar event with respect to such specified Person. Any reference in this definition to indebtedness shall be deemed to include any renewals, extensions and refundings of any such indebtedness or any indebtedness, issued in exchange for such indebtedness.

   "Indemnified Liabilities" is defined in Section 11.4.


   "Indemnified Parties" is defined in Section 11.4.

   "Independent Director" means, with respect to any Person, a director of such Person other than a director (i) who (apart from being a director of such Person or any of its Subsidiaries) is an employee, insider, associate or Affiliate of such Person or any of its Subsidiaries or has held any such position during the previous year or (ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

   "Insurance Proceeds" has the meaning specified in the applicable Mortgage.

   "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement, dated as of October 30, 1997, among the Borrower, PCICC, PAAC, the Trustee, the Administrative Agent and the Collateral Agent, substantially in the form of Exhibit I attached hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

   "Intercreditor Collateral Account" means the Collateral Account as defined in the Intercreditor Agreement.

   "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense of PAAC and its Subsidiaries for such applicable period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (to the extent included in interest expense) up-front fees and expenses and other deferred financing costs incurred in connection with the Transaction.

   "Interest Period" means, as to any LIBO Rate Loan, the period commencing on the Borrowing date of such Term Loan or on the date on which any Term Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if available in the Administrative Agent's reasonable determination, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided however that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Term Loan shall extend beyond the Stated Maturity Date for such Term Loan;

               (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

               (v) there shall be no more than five Interest Periods in effect at any one time.

   "Investment" means any direct or indirect advance, loan, other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities of, or purchase or other acquisition of all or a substantial part of the business, Equity Interests or other evidence of beneficial ownership of, or any other investment in or guarantee of any Indebtedness of, any Person or any other item that would be classified as an investment on a balance sheet prepared in accordance with GAAP. Investments do not include advances to customers and suppliers in the ordinary course of business and on commercially reasonable terms. In the event PAAC or any Subsidiary of PAAC (including the Borrower and its Subsidiaries) sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of PAAC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of PAAC, PAAC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of determined as provided in the final paragraph of Section 7.2.3.

   "Kemwater" means Kemwater North America Company, a Delaware corporation, and any successor thereto.

   "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit H hereto.

   "Lender Parties" means the Lenders, the Agents and their respective successors, transferees and assigns.

   "Lenders" is defined in the preamble.

   "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which Dollar deposits in the approximate amount of the Term Loan to be made or continued as, or converted into, a LIBO Rate Loan by the Administrative Agent and having a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

   "LIBO Rate Loan" means a Term Loan bearing interest, at all times during an Interest Period applicable to such Term Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

   "LIBO Rate (Reserve Adjusted)" means, relative to any Term Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

      LIBO Rate           =           LIBO Rate
                             -------------------------------
 (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

   The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

   "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such in Schedule II hereto or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making, maintaining or continuing LIBO Rate Loans of such Lender hereunder.

   "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

   "Lien" means any mortgage, pledge, prior claim (within the meaning of the Civil Code of Quebec), hypothec, lien, security interest, charge, servitude, assignment, adverse claim, defect of title, restriction, trust, right of set off or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

   "Loan Document" means this Agreement, the Term Notes, each PAI Guaranty, each Security Document, the Bond, each Borrowing Request, the Fee Letter and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

   "Margin Stock" has the meaning ascribed to such term in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

   "Material Adverse Effect" means (a) a material adverse effect on the business, assets, debt service capacity, liabilities (including environmental liabilities), financial condition, operations or prospects of PAAC and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect upon the ability of the Borrower, PAAC or any other Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to the Agents, the Arranger, the Collateral Agent or the Lenders under this Agreement or any other Loan Document.

   "Mississauga Property" means the real property located in the city of Mississauga, regional municipality of Peel; legally described as Part Block D Plan 718, designated as Parts 1, 2, 3, 4 and 9, Plan 43R-7079.

   "Moody's" means Moody's Investors Service, Inc.

   "Mortgage" means, as the context may require, each Canadian Demand Debenture and/or the Quebec Mortgage and Security Agreement.

   "Mortgaged Property" means, collectively, "Immovable Property", "Real Property" and "Leasehold Property" as defined in each applicable Mortgage.

   "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, that is maintained for employees of PAAC or any ERISA Affiliate.

   "Net Award" has the meaning specified in each applicable Mortgage.

   "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests or debt securities that have been converted into or exchanged for Equity Interests, as referred to in Section 7.2.3, the proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Net Income" means, for any period, the net income of PAAC and its Subsidiaries (other than its Unrestricted Subsidiaries) for such period on a consolidated basis, determined in accordance with GAAP.

   "Net Proceeds" means the aggregate cash proceeds received by PAAC or any of its Restricted Subsidiaries (including the Borrower and its Restricted Subsidiaries) in respect of any Asset Sale (including the proceeds of insurance paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, and any non-cash consideration received by PAAC or any of its Restricted Subsidiaries from any Asset Sale that is converted into or sold or otherwise disposed of for cash within 90 days after the relevant Asset
Sale), net of (i) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions), (ii) any taxes paid or payable as a result thereof, (iii) all amounts required to be applied to the repayment of, or representing the amount of permanent reductions in the commitments relating to, Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale which Lien is permitted pursuant hereto,
(iv) any reserve for adjustment in respect of the sale price of such asset or assets required by GAAP, (v) all distributions and other payments required to be made (including any amounts held pending distribution) to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and
(vi) all payments due under Existing Affiliate Agreements arising out of an Asset Sale. The amount of any taxes required to be accrued as a liability under GAAP as a consequence of an Asset Sale shall be the amount thereof as determined in good faith by the Board of Directors of the Person making such Asset Sale.

   "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Term Notes, and each other Loan Document.

   "Obligor" means the Borrower, PAAC or any other Person (other than any Agent, the Arranger, or any Lender) obligated under any Loan Document.

   "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970 and any other U.S. or Canadian federal, state, provincial or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

   "Offering Memorandum" means the offering memorandum of PCICC, dated October 22, 1997, in connection with the offer and sale of the Senior Secured Notes.

   "Officers' Certificate" means a certificate executed by the Chairman of the Board, Vice Chairman, the President or a Vice President (regardless of vice presidential designation), and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of PAAC, the Borrower, or any PAI Guarantor, as the case may be, and delivered to the Administrative Agent.

   "Opinion of Counsel" means a written opinion of counsel, who may be counsel for PAAC, the Borrower, or any of the PAI Guarantors and who shall be reasonably acceptable to the Required Lenders.

   "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

   "Original Currency" is defined in clause (a) of Section 8.4.

   "Other Currency" is defined in clause (a) of Section 8.4.

   "PAAC" is defined in the preamble.

   "PAAC Asset Sale" means, with respect to PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company), the sale, lease, conveyance or other disposition (including by way of merger or consolidation, and whether by operation of law or otherwise) to any Person other than PAAC or any of its Wholly-Owned Restricted Subsidiaries (other than a PCIFP Company) of any of PAAC's or such Restricted Subsidiary's assets (including (x) any sale or other disposition of Equity Interests of any such Restricted Subsidiary and (y) any sale or other disposition of any noncash consideration received by PAAC or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted a PAAC Asset Sale hereunder), whether owned on the date hereof or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following will not constitute PAAC Asset Sales: (i) transactions (other than transactions described in clause (y) above) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including the unconditional assumption of Indebtedness) of less than $1,000,000; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale of assets of PAAC and its Restricted Subsidiaries or merger permitted pursuant to Section 7.2.5; (iv) any sale or other disposition of inventory, property (whether real, personal, movable, immovable or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of PAAC or any of its Restricted Subsidiaries, as the case may be, in the good faith determination of the Board of Directors of PAAC; and (v) any sale of inventory to customers in the ordinary and customary course of business.

   "PAI Guarantor" means any guarantor under a PAI Guaranty.

   "PAI Guaranty" means, as the context may require, the Affiliate Guaranty, the Canadian Subsidiary Guaranty, and/or any other guaranty, substantially in form and substance of any existing PAI Guaranty, together with such other modifications acceptable to the Agents and their counsel which are necessary to permit the guarantee (whether direct or pass-through in nature) by the guarantor thereunder of the Obligations of the Borrower.

   "Parent Guarantor" is defined in the preamble.

   "Parent Guarantor Closing Date Certificate" means a certificate of an Authorized Officer of the Parent Guarantor substantially in the form of Exhibit G-2 hereto, delivered pursuant to Section 5.11.

   "Participant" is defined in Section 11.11.2.

   "PBGC" means the Pension Benefit Guaranty Corporation and any successor entity.

   "PCAC" means Pioneer Chlor Alkali Company, Inc., a Delaware corporation and indirect Wholly-Owned Restricted Subsidiary of PAAC, and any successor thereto.

   "PCI" is defined in the first recital.

   "PCICC" is defined in the first recital.

   "PCIFP Asset Sale" means, with respect to any PCIFP Company or any of its Restricted Subsidiaries, the sale, lease, conveyance or other disposition (including by way of merger or consolidation, and whether by operation of law or otherwise) to any Person other than such PCIFP Company or a Wholly-Owned Restricted Subsidiary of such PCIFP Company of any assets of such PCIFP Company or such Restricted Subsidiary (including (x) any sale or other disposition of Equity Interests of any such Restricted Subsidiary and (y) any sale or other disposition of any noncash consideration received by such PCIFP Company or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted a PCIFP Asset Sale hereunder), whether owned on the date hereof or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following will not constitute PCIFP Asset Sales: (i) transactions (other than transactions described in clause (y) above) in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including the unconditional assumption of Indebtedness) of less than

$1,000,000; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale of assets of a PCIFP Company and its Restricted Subsidiaries or merger permitted pursuant to Section 7.2.5; (iv) any sale or other disposition of inventory, property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of a PCIFP Company or any of its Restricted Subsidiaries, as the case may be, in the good faith determination of the Board of Directors of such PCIFP Company; and
(v) any sale of inventory to customers in the ordinary and customary course of business.

   "PCI Carolina" is defined in the first recital.

   "PCI Closing Date Certificate" means a certificate of an Authorized Officer of PCI, substantially in the form of Exhibit G-3 hereto, delivered pursuant to
Section 5.11.

   "PCIFP Company" means PCICC, PCI Carolina or Pioneer Licensing.

   "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which PAAC or any corporation, trade or business that is, along with PAAC, an ERISA Affiliate, may have any liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

   "Percentage" means, relative to any Lender, the applicable percentage relating to Term Loans, as set forth in Schedule II hereto or set forth in the Lender Assignment Agreement as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11.

   "Permitted Investment" means (i) any Eligible Investment, (ii) any Investment in PAAC, (iii) Investments in existence on the date hereof and listed in Item 7.2.3 ("Existing Investments") of the Disclosure Schedule and any such Investment in Basic Investments, Inc., Basic Land Company, Basic Management, Inc., Basic Water Company or Victory Valley Land Company, L.P. which has been reclassified or converted into an alternate form of Investment in the same or a successor entity, (iv) intercompany notes permitted pursuant to Section 7.2.1, (v) Investments in any Wholly-Owned Restricted Subsidiary of PAAC or any Person which, as a result of such Investment, becomes a Wholly-Owned Restricted Subsidiary of PAAC; provided that such Wholly-Owned Restricted Subsidiary is engaged in a Related Business, and (vi) other Investments after the date hereof in joint ventures, corporations, limited liability companies, partnerships or Unrestricted Subsidiaries engaged in a Related Business that do not at any one time outstanding exceed $5,000,000; provided that the amount of Investments pursuant to clause (vi) will be included in the calculation of Restricted Payments pursuant to Section 7.2.3.

   "Permitted Liens" means as of any particular time, any one or more of the following:

          (a) Liens for taxes, rates and assessments or for prior claims within the meaning of the Civil Code of Quebec not yet past due or, if past due, the validity of which is being contested in good faith by PAAC or any of its Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which PAAC or such Restricted Subsidiary has established appropriate reserves in accordance with GAAP;

          (b) the Lien of any judgment rendered which is being contested in good faith by PAAC or any of its Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which PAAC or such Restricted Subsidiary has established appropriate reserves in accordance with GAAP and which does not have a material adverse effect on the ability of PAAC and its Restricted Subsidiaries to operate their business or conduct their operations;

          (c) other than in connection with Indebtedness, any Lien arising in the ordinary course of business (i) to secure payments of workers' compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of PAAC or any of its Restricted Subsidiaries, or to secure surety or appeal bonds to which PAAC or any of its Restricted Subsidiaries is a party, (ii) imposed by law dealing with materialmen's, suppliers', mechanics', workmen's, repairmen's, warehousemen's, landlords', vendors' or carriers' Liens created by law, or deposits or pledges which are not yet due or, if due, the validity of which is being contested in good faith by PAAC or any of its Restricted Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and against which PAAC or such Restricted Subsidiary has established appropriate reserves in accordance with GAAP,
     (iii) rights of financial institutions to setoff, effect compensation, and chargeback arising by operation of law and (iv) similar Liens;

          (d) servitudes, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges as well as encroachments or minor title defects which will not in the aggregate materially adversely impair the use of the subject property by PAAC or a Restricted Subsidiary of PAAC;

          (e) zoning and building by-laws and ordinances, municipal bylaws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject property by PAAC or a Restricted Subsidiary of PAAC as such property is used as of the date hereof;

          (f) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through
     (e) of this definition or the Indebtedness secured thereby; provided that
     (i) such extension, renewal, substitution or replacement Lien is limited to that portion of the property or assets, now owned or hereafter acquired, that secured the Lien prior to such extension, renewal, substitution or replacement Lien and (ii) the Indebtedness secured by such Lien (assuming all available amounts were borrowed) at such time is not increased; and

          (g) provisos, restrictions, limitations and reservations contained in any original grants from the Crown, and any statutory limitations, exceptions, reservations and qualifications which will not in the aggregate materially adversely impair the use of the subject property by the Borrower, PAAC or any of their respective Restricted Subsidiaries.

          "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Pioneer East" means Pioneer (East), Inc., a Delaware corporation and direct Wholly-Owned Subsidiary of PAI.

     "Pioneer Licensing" is defined in the first recital.

     "Plan" means any Pension Plan or Welfare Plan.

     "PPSA" means, as the context may require, the Personal Property Security Act (Ontario), the Personal Property Security Act (New Brunswick) and/or Personal Property Security Act (Nova Scotia).

     "Preferred Stock" means, as applied to the Equity Interests of any corporation, stock of any class or classes (however designated) which is preferred over shares of stock of any other class of such corporation as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation or as to dividends.

     "Pro Forma Balance Sheets" is defined in clause (d) of Section 5.12.

     "Purchase Agreement" is defined in the first recital.

     "Quarterly Payment Date" means the last Business Day of each March, June, September and December, commencing with December, 1997.

     "Quebec Mortgage and Security Agreement" means the deed of hypothec executed and delivered by an Authorized Officer of PCICC pursuant to Section 5.10, substantially in the form of Exhibit E-2 attached hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Redeemable Stock" means any Equity Interest that by its terms or otherwise (i) is required to be redeemed prior to June 30, 2007, (ii) matures or is redeemable, in whole or in part, at the option of PAAC or any Subsidiary of PAAC or the holder thereof or pursuant to a mandatory sinking fund at any time prior to June 30, 2007, or (iii) is convertible into or exchangeable for debt securities which provide for any scheduled payment of principal prior to June 30, 2007, at the option of the issuer thereof at any time prior to June 30, 2007, until the right to so convert or exchange is irrevocably relinquished.

     "Refinancing" is defined in clause (j) of Section 7.2.1.

     "Refinancing Indebtedness" is defined in clause (j) of Section 7.2.1.

     "Related Business" means any corporation or other entity engaged in, and any asset utilized in, the manufacture or distribution of chlorine, caustic soda, bleach, hydrochloric acid, iron and other chlorides and aluminum sulfate, and in lines of business reasonably related thereto.

     "Related Party" means, with respect to any Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person or a subsidiary of such first Person, (b) that beneficially owns or holds ten percent (10%) or more of the equity interest of such first Person or a subsidiary of such first Person or (c) ten percent (10%) or more of the equity interest of which is beneficially owned or held by such first Person or a subsidiary of such first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material), including with respect to any event, occurrence or incident subject to the jurisdiction of any U.S. federal, state or local regulatory, enforcement or judicial institution, body or department, any release as such term is defined in CERCLA.

     "Reportable Event" has the meaning given to such term in ERISA.

     "Required Lenders" means, at any time, (i) prior to the Closing Date hereunder, Lenders having at least 51% of the sum of the Term Loan Commitments and (ii) on and after the Closing Date, Lenders holding at least 51% of the principal amount of the Term Loans.

     "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

     "Restoration" has the meaning specified in each applicable Mortgage.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Payment" is defined in Section 7.2.3.

     "Restricted Payment Computation Date" is defined in Section 7.2.3.

     "Restricted Payment Computation Period" is defined in Section 7.2.3.

     "Restricted Subsidiary" means (a) with respect to PAAC, (i) the Borrower and any PAI Guarantor, (ii) any Subsidiary of PAAC in existence on the date hereof to which any line of business or division (and the assets associated therewith) of any PAI Guarantor are transferred after the date hereof, (iii) any Subsidiary of PAAC organized or acquired after the date hereof, unless such Subsidiary has been designated as an Unrestricted Subsidiary by a resolution of the Board of Directors of PAAC as provided in the definition of "Unrestricted Subsidiary" and (iv) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary of PAAC by the Board of Directors of PAAC; provided, that immediately after giving effect to any such designation (A) no Default or Event of Default has occurred and is continuing and (B) in the case of any designation referred to in clause (iii) or (iv) hereof, PAAC could incur at least $1.00 of Indebtedness pursuant to Section 7.2.1, on a pro forma basis taking into account such designation, and (b) with respect to the Borrower, any Subsidiary of the Borrower that is a

Restricted Subsidiary of PAAC. PAAC will evidence any such designation to the Administrative Agent by promptly filing with the Administrative Agent an Officers' Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Notwithstanding any provision herein to the contrary, from and after the Effective Date, each of the Borrower, and each PAI Guarantor will be, and shall at all times thereafter be, a Restricted Subsidiary of PAAC.

     "Revolving Credit Agreement" means the Loan and Security Agreement dated as of June 17, 1997, between PAAC and BofA, as agent and lender, and the lenders named therein, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions hereof and thereof.

     "S&P" means Standard & Poor's Ratings Group,  division of McGraw Hill,
Inc.

     "Sale and Leaseback Transaction" means, with respect to any Person, any arrangement with another Person for the leasing of any real or tangible personal property, which property has been or is to be sold or transferred by such Person to such other Person in contemplation of such leasing.

     "Salomon" is defined in the preamble.

     "Secured Parties" means the Collateral Agent, the Lenders, the Agents, the Trustee, the holders of the Senior Secured Notes and their respective successors, transferees and assigns.

     "Security Agreement" means, as the context may require, the Canadian Subsidiary Security Agreement and/or the Affiliate Security Agreement.

     "Security Documents" means (i) each Mortgage, (ii) each Security Agreement, (iii) the Intercreditor Agreement, (iv) the documentation relating to the Intercreditor Collateral Account, and (v) each pledge agreement delivered pursuant to Section 7.1.9 and each other security agreement, mortgage, hypothec, deed of trust, pledge, collateral assignment and other document evidencing or creating any security interest in favor of the Collateral Agent in all or any portion of the Collateral or delivered in connection with any of the foregoing, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of PAAC or its Restricted Subsidiaries (including the Borrower and its Restricted Subsidiaries), whether outstanding on the date hereof or thereafter incurred as permitted herein, unless, in the case of any particular Indebtedness, the agreement or instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is junior or subordinated in right of payment to any item of Indebtedness of PAAC or its Restricted Subsidiaries. Without limiting the generality of the foregoing, "Senior Indebtedness" includes the principal of, premium, if any, and interest and all other obligations of every nature of the Borrower (or any other Obligor) from time to time owed under the Term Facility. Notwithstanding the foregoing, "Senior Indebtedness" does not include (i) in the case of the obligation of the Borrower in respect of each Term Note, the obligation of the Borrower in respect of the other Term Notes, (ii) any liability for foreign, federal, state, provincial, local or other taxes owed or owing by PAAC or any of its Restricted Subsidiaries to the extent that such liability constitutes Indebtedness, (iii) Indebtedness of the Borrower (or any other Obligor) to

PAAC or any Restricted Subsidiary of PAAC, (iv) that portion of any Indebtedness which at the time of issuance is issued in violation hereof and
(v) Indebtedness and amounts incurred in connection with obtaining goods, materials or services in the ordinary course of business (other than such Indebtedness which is owed to banks and other financial institutions or secured by the goods or materials which were purchased with such Indebtedness).

     "Senior Secured Note Indenture" means the Indenture dated as of October 30, 1997, among PCICC, the guarantors party thereto and United States Trust Company of New York, as Trustee, as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

     "Senior Secured Note Offering" is defined in the second recital.

     "Senior Secured Notes" means the 9 1/4% Senior Secured Notes due 2007 of PCICC issued pursuant to the Senior Secured Note Offering and the Senior Secured Note Indenture, including any senior secured notes of PCICC with substantially identical terms exchanged therefor pursuant to a registration statement under the Securities Act of 1933, as amended.

     "St. Gabriel Pipeline" means the approximately seven-mile liquid chlorine pipeline to be constructed by PCAC from its plant in St. Gabriel, Louisiana to Geismar, Louisiana, including all leak and excavation detection systems and all other equipment, fixtures, improvements, licenses, permits, approvals, warranties, contract rights, leases, access agreements and other real property interests owned or acquired by PCAC in connection therewith (not including any "Mortgaged Property" as such term is defined in the Existing Term Loan Agreement), together with all insurance proceeds and condemnation awards related thereto and all rents, issues, profits and proceeds thereof.

     "Stated Maturity Date" means, in the case of all Term Loans, December 5, 2006.

     "Subordinated Indebtedness" means Indebtedness of the Borrower or any PAI Guarantor subordinated in right of payment to the Obligations.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, under ordinary circumstances, is at the time owned, directly or indirectly, by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries or (ii) any other Person of which at least a majority of voting interest, under ordinary circumstances, is at the time owned, directly or indirectly, by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

     "Substantial Shareholder" means each of (i) William R. Berkley and his Affiliates and/or (ii) Interlaken Capital, Inc. and its Affiliates.

     "Syndication Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Syndication Agent pursuant to Section 10.5.

     "Target Business" is defined in the first recital.

     "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of April 20, 1995, among PCI and its Subsidiaries.

     "Taxes" is defined in Section 4.6.

     "TCH" means T.C. Holdings, Inc., a New Mexico corporation and direct Wholly-Owned Subsidiary of All-Pure.

     "Term Facility" is defined in the third recital.

     "Term Loan" is defined in Section 2.1.1.

     "Term Loan Commitment" is defined in Section 2.1.1.

     "Term Loan Commitment Amount" means $100,000,000.

     "Term Loan Commitment Termination Date" means the earliest of (i) December 31, 1997, if the Term Loans have not been made on or prior to such date, (ii) the Closing Date (immediately after the making of the Term Loans on such date), and (iii) the date on which any Commitment Termination Event occurs.

     "Term Note" means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Transaction" is defined in the second recital.

     "Transaction Documents" means each of the Acquisition Agreements, the Senior Secured Note Indenture, the form of Senior Secured Note and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the Acquisition, the Senior Secured Note Offering and the transactions contemplated hereby or thereby, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof, of any other Loan Document and thereof.

     "Trust Moneys" means all cash or Eligible Investments received by the Collateral Agent: (a) in exchange for the release of property from the Lien of any of the Security Documents; (b) as compensation for or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) as proceeds of insurance upon any, all or part of the Collateral (other than any liability insurance proceeds payable to the Collateral Agent for any loss, liability or expense incurred by it); (d) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of either of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or (e) for application under this Agreement as provided in this Agreement or any other Security Document, or whose disposition is not otherwise specifically provided for in this Agreement or in any other Security Document.

     "Trustee" means United States Trust Company of New York, in its capacity as "trustee" under the Senior Secured Note Indenture, and each successor trustee thereunder to become such pursuant to the applicable provisions thereof.

     "type" means, relative to any Term Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

     "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

     "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

     "Unrestricted Subsidiary" means, until such time as it may be designated as a Restricted Subsidiary by the Board of Directors of PAAC as provided in and in compliance with the definition of "Restricted Subsidiary," (i) any Subsidiary of PAAC organized or acquired after the date hereof designated as an Unrestricted Subsidiary by the Board of Directors of PAAC in which all investments by PAAC or any Restricted Subsidiary of PAAC are made only from funds available for the making of Restricted Payments pursuant to Section 7.2.3 and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of PAAC may designate any Subsidiary of PAAC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns, or holds any Lien upon, any property of, any Subsidiary of PAAC which is not a Subsidiary of such Subsidiary to be so designated; provided that (w) each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, directly or indirectly, incur any Indebtedness pursuant to which the lender with respect thereto has recourse to any of the assets of PAAC or any of its Restricted Subsidiaries, (x) immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing, (y) all outstanding Investments by PAAC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation equal in amount to the Fair Market Value of such Investments at the time of such designation and would be Restricted Payments permitted to be paid pursuant to the provisions of Section 7.2.3 and (z) the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments previously made pursuant to such covenant. PAAC will evidence any such designation by promptly filing with the Administrative Agent an Officers' Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Each Unrestricted Subsidiary that is a Subsidiary of the Borrower shall be deemed to be an Unrestricted Subsidiary of the Borrower.

     "U.S. Bankruptcy Law" means chapter 11 of Title 11 of the United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "U.S. Environmental Laws" means all applicable U.S. federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to the protection and conservation of the environment concerning any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant.

     "U.S. Hazardous Materials" means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any U.S. Environmental Law, or any pollutant or contaminant, and shall include, but not be limited to, petroleum, including crude oil, any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition.

     "U.S. Seller" is defined in the first recital.

     "U.S. Subsidiary" means any Subsidiary of the Borrower that is incorporated or organized in or under the laws of the United States or any state thereof.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (and all rights and options to purchase such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

     "Wholly-Owned Restricted Subsidiary" means, with respect to any Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than capital stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, to the extent mandated by applicable law) are owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP"), as in effect from time to time in the United States and, unless otherwise expressly provided herein, shall be computed or determined on a consolidated basis and without duplication.

     SECTION 1.5. Use of UCC Terms. Unless the context otherwise requires, the terms "accounts receivable", "inventory" and "general intangibles" shall have the meanings ascribed thereto in the UCC.

     SECTION 1.6. Officers' Certificates and Opinions. Every Officers' Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Agreement or any other Loan Document shall be addressed to the Administrative Agent and each of the Lenders and shall include:

          (a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinion contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Absent any actual knowledge to the contrary, the Administrative Agent may rely on any such certificate without further inquiry.


                                   ARTICLE II

                  COMMITMENTS, BORROWING PROCEDURES AND NOTES

     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Term Loans pursuant to the Term Loan Commitments described in this Section 2.1.

     SECTION 2.1.1. Term Loan Commitments. On the Closing Date, which shall be a Business Day occurring prior to the Term Loan Commitment Termination Date, each Lender will make loans (relative to such Lender, its "Term Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on such day with the commitment of each such Lender to make the Term Loans described in this Section referred to as its "Term Loan Commitment". No amounts paid or prepaid with respect to any Term Loans may be reborrowed.

     SECTION 2.1.2. Lenders Not Permitted or Required to Make the Term Loans. No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make any Term Loan on the Closing Date if, after giving effect thereto, the aggregate original principal amount of all the Term Loans

          (a)  of all Lenders would exceed the Term Loan Commitment Amount, or

          (b) of such Lender would exceed such Lender's Percentage of the Term Loan Commitment Amount.

     SECTION 2.2. Borrowing Procedures and Funding Maintenance. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. (Chicago time) on a Business Day, the Borrower may request, on not less than one Business Day's notice (in the case of Base Rate Loans) or three Business Days' notice (in the case of LIBO Rate Loans), that a Borrowing be made on the Closing Date. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Term Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. (Chicago time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Term Loan shall be affected by any other Lender's failure to make any Term Loan.

     SECTION 2.3. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. (Chicago time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice (in the case of a conversion of LIBO Rate Loans to Base Rate Loans) or three Business Days' notice (in the case of a continuation of LIBO Rate Loans or a conversion of Base Rate Loans into LIBO Rate Loans) nor more than five Business Days' notice that all, or any portion in a minimum amount of $5,000,000 or any larger integral multiple of $250,000, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or a minimum amount of $250,000 or any larger integral multiple of $250,000, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Term Loans of all Lenders, and (y) no portion of the outstanding principal amount of any Term Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

     SECTION 2.4. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

     SECTION 2.5. Term Notes. Each Lender's Term Loans under its Term Loan Commitment shall be evidenced by a Term Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Term Loan Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Term Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Term Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.


                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     SECTION 3.1.  Repayments and Prepayments; Application.

     SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Term Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Term Loans; provided, however, that

               (i) any such prepayment shall be made pro rata among Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders;

               (ii) the Borrower shall comply with Section 4.4 in the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Term Loan;

               (iii) all such voluntary prepayments shall require at least one Business Day's notice in the case of Base Rate Loans and three Business Days' notice in the case of LIBO Rate Loans, but no more than five Business Days' notice, in each case in writing to the Administrative Agent; and

               (iv) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $5,000,000 or any larger integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 or any larger integral multiple of $500,000 or in the aggregate principal amount of all Term Loans of the type then outstanding; and

               (v) any voluntary prepayment of Term Loans made on or prior to the third anniversary of the Closing Date shall be subject to the payment of a premium, as set forth below:

                         (A) 3.0% of the principal amount of Term Loans prepaid pursuant to this clause (a) of this Section 3.1.1 on or prior to the first anniversary of the Closing Date;

                         (B) 2.0% of the principal amount of Term Loans prepaid pursuant to this clause (a) of this Section 3.1.1 subsequent to the first anniversary and prior to or on the second anniversary of the Closing Date; and

                         (C) 1.0% of the principal amount of Term Loans prepaid pursuant to this clause (a) of this Section 3.1.1 subsequent to the second anniversary and prior to or on the third anniversary of the Closing Date.

          (b) shall, make a mandatory prepayment of the Term Loans on account of Net Proceeds in accordance with Section 7.2.6;

          (c) shall, (i) on each Quarterly Payment Date occurring on or during any period set forth below, make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an amount equal to the amount set forth below opposite such period, and (ii) on the Stated Maturity Date, make a scheduled repayment of the outstanding principal amount of all Term Loans in the amount set forth opposite such date below (in each case as such amounts may have otherwise been reduced pursuant to this Agreement):

                                           SCHEDULED
                                           QUARTERLY
                                           PRINCIPAL
                           PERIOD          REPAYMENT
                     ------------------    ---------
                     Closing Date to
                     (and including)
                     December 31, 1997     $250,000

                     January 1, 1998 to
                     (and including)
                     December  31, 2005    $250,000

                     January 1, 2006 to
                     (and including)
                     September 30, 2006    $250,000

                     Stated Maturity
                       Date             $91,000,000


               (d) shall, subject to Section 3.1.2, make a mandatory prepayment of the Term Loans upon the occurrence of a Change of Control; and

               (e) shall, immediately upon the acceleration of the Stated Maturity Date of any Term Loans pursuant to Section 8.2 or Section 8.3, repay all outstanding Term Loans, unless, pursuant to Section 8.3, only a portion of all Term Loans are so accelerated (in which case the portion so accelerated shall be so prepaid).

     Each prepayment of any Term Loans made pursuant to this Section shall be without premium or penalty, except as may be required by clause (a)(v) of this Section and/or Section 4.4.

     SECTION 3.1.2. Application. Amounts prepaid and repaid shall be applied as set forth in this Section.

          (a) Subject to clauses (b) and (c) below, each prepayment or repayment of principal of the Term Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

          (b)  Each prepayment of any Term Loans made pursuant to clause (a) of
     Section 3.1.1 shall be applied, to the extent of such prepayment, in the inverse order of the scheduled repayments of such Term Loans, as set forth in clause (c) of Section 3.1.1 with respect to such Term Loans.

          (c) Each prepayment of Term Loans made pursuant to clause (b) or clause (d) of Section 3.1.1 shall be applied to the outstanding principal amount of all Term Loans, except that, (i) with respect to the amount of any such prepayment, the Administrative Agent will as soon as is practicable (but in any event no later than the date on which the Borrower has provided such prepayment to the Administrative Agent) provide notice of such prepayment to each Lender prior to the distribution of the funds from such prepayment, and (ii) each Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent within three Business Days after such Lender's receipt of notice from the Administrative Agent of such prepayment. In addition, any prepayment of Term Loans shall be applied to the remaining amortization payments in the inverse order of the scheduled repayments of such Term Loans, as set forth in clause (c) of Section 3.1.1 with respect to such Term Loans.

     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Term Loans shall accrue and be payable in accordance with this
Section 3.2.

     SECTION 3.2.1.  Rates.   Each Base Rate Loan shall accrue interest on the
unpaid principal amount thereof for each day from and including the day upon which such was made or converted to a Base Rate Loan to but excluding the date such Term Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Term Loan on such day. Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Term Loan on such day. All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

     SECTION 3.2.2. Post-Maturity Rates. Upon the occurrence and continuance of (i) any Default described in Section 8.1.1 or (ii) any Event of Default which shall remain uncured for thirty days (without giving effect to any grace period therefor), all Term Loans shall bear, and the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) thereon at a rate per annum equal to the rate that would otherwise be applicable to such Term Loans pursuant to Section 3.2.1 plus 2.0%.

     SECTION 3.2.3. Payment Dates. Interest accrued on each Term Loan shall be payable, without duplication:

          (a)  on the Stated Maturity Date therefor;

          (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Term Loan;

          (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;

          (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period);

          (e) with respect to the principal amount of any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

          (f) on that portion of any Term Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Term Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

     SECTION 3.3.  Fees.  The Borrower agrees to pay the fees set forth in this
Section 3.3.  All such fees shall be non-refundable.

     SECTION 3.3.1. Arrangement, Structuring and Commitment Fees. In accordance with the Fee Letter, PAAC shall, or shall cause the Borrower to, pay on the Effective Date to each of the Arranger, the Syndication Agent and the Documentation Agent for its account their applicable portion of the arrangement and structuring fee referred to therein and, for the account of the Arranger, the commitment fee referred to therein.

     SECTION 3.3.2. Administrative Agent Fee. The Borrower agrees to pay an annual administration fee to the Administrative Agent, for its own account, in the amounts mutually agreed to between the Borrower and the Administrative Agent, payable in advance on the Closing Date and annually thereafter.

                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

     SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Term Loan as, or to convert any Term Loan into, a LIBO Rate Loan of a certain type, the obligations of all Lenders to make, continue, maintain or convert any such Term Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market, or (ii) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Term Loans as, or to convert any Term Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Term Loans as, or of converting (or of its obligation to convert) any Term Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Term Loan as, or to convert any portion of the principal amount of any Term Loan into, a LIBO Rate Loan) as a result of (i) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (ii) Borrower's failure to borrow any Term Loans as LIBO Rate Loans in accordance with the Borrowing Request therefor, or (iii) Borrower's failure to continue, or to convert Base Rate Loans into LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Term Loan Commitment or the Term Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Term Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

          (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any

Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

     If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

     Upon the request of the Borrower or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Term Notes, execute and deliver to the Borrower and the Administrative Agent, on or before the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

     SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by or on behalf of the Borrower pursuant to this Agreement, the Term Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders, Agents or Arranger, as applicable, entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. (Chicago time) on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender, Agent or Arranger, as the case may be, its share, if any, of such payments received by the Administrative Agent for the account of such Lender, Agent or Arranger, as the case may be. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan that is not calculated at the Federal Funds Rate, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (i) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

     SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Term Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender in respect of such recovery, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clause (a), (b) or (c) of Section 8.1.9 with respect to any Obligor or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.


                                   ARTICLE V

                       CONDITIONS TO TERM LOAN EXTENSION

     The obligation of each Lender to fund its Term Loans shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article V.

     SECTION 5.1. Resolutions, etc. The Arranger, the Syndication Agent and the Administrative Agent shall have received from each Obligor a certificate, dated the Closing Date, of its Secretary or Assistant Secretary as to (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate each Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

     SECTION 5.2. Delivery of Term Notes and the Bond. (a) Each Lender shall have received its Term Note duly executed and delivered by the Borrower.

     (b) The Collateral Agent shall have received the Bond and the Bond Pledge Agreement related thereto, each duly executed and delivered by the Borrower.

     SECTION 5.3. Guarantees. The Agents shall have received executed counterparts of (a) the Affiliate Guaranty, dated the date hereof and duly executed and delivered by an Authorized Officer of each of the Affiliate Guarantors and (b) the Canadian Subsidiary Guaranty, dated the date hereof and duly executed and delivered by an Authorized Officer of PCICC.

     SECTION 5.4. Consummation of Acquisition. The Agents shall have received evidence satisfactory to each of them that all actions necessary to consummate the Acquisition shall have been taken in accordance with all applicable law and that the Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement without amendment or waiver of any material provision thereof by PCI, PCICC, PCI Carolina or any of their Affiliates. There shall exist at and as of the Closing Date (after giving effect to the transactions contemplated by the Purchase Agreement) no conditions that would constitute a default or an event of default under the Purchase Agreement.

     SECTION 5.5. Issuance of the Senior Secured Notes. The Agents shall have received evidence satisfactory to each of them that PCICC shall have received gross proceeds from the issuance of the Senior Secured Notes in a principal amount not to exceed $175,000,000, which proceeds (net of underwriting and other fees and expenses incurred in connection with the Senior Secured Note Offering) shall have been applied to the purchase price in connection with the Acquisition. The Agents shall be reasonably satisfied with all terms and provisions of all documentation relating to such Senior Secured Notes (including the Senior Secured Note Indenture).

     SECTION 5.6. Revolving Credit Agreement. The Agents shall have received copies of fully executed versions of the Revolving Credit Agreement, certified to be true and complete copies thereof by an Authorized Officer of PAAC, and be satisfied with the terms of such Revolving Credit Agreement. As of the Closing Date, each condition to the amendment thereof contemplated by the Revolving Credit Agreement shall have been satisfied or, with appropriate consents, waived. There shall exist at and as of the Closing Date (after giving effect to the transactions contemplated by the Revolving Credit Agreement) no conditions that would constitute a default or event of default under the Revolving Credit Agreement.

     SECTION 5.7. Transaction Documents. The Agents shall have received (with copies for each Lender that shall have expressly requested in writing copies thereof) copies of fully executed versions of all other Transaction Documents, certified to be true and complete copies thereof by an Authorized Officer of the Borrower, and be satisfied with the terms of all such agreements and documents. The Arranger, the Syndication Agent and the Documentation Agent shall be reasonably satisfied with all other aspects of the Transaction, including the aggregate sources and uses of proceeds utilized to consummate the Transaction
(including fees and expenses not to exceed $14,400,000 in the aggregate).

     SECTION 5.8. Canadian Demand Debenture. PCICC shall have caused to be delivered to the Collateral Agent, with copies to the Agents, the following documents and instruments with regard to each Mortgaged Property of PCICC, providing for first priority mortgages:

          (a) each Canadian Demand Debenture and each Canadian Demand Debenture Pledge Agreement related thereto, each duly executed by PCICC, together with evidence of the due recordation thereof in the appropriate recording office of the political subdivision where such Mortgaged Property is situated (or evidence reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent that such Canadian Demand Debenture has been delivered to the appropriate recording office for recording and that all fees, taxes and other expenses associated with such recording have been paid);

          (b) Other than in respect of the Exempt Properties, opinions of Counsel confirming that PCICC is the owner, in fee simple, of the Mortgaged Properties with a good and marketable title thereto, free and clear of all encumbrances except Permitted Liens and that such Canadian Demand Debenture is a good and valid first mortgage of PCICC's interest in the Mortgaged Properties, in form and substance reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent, subject only to such other matters as are acceptable to the Arranger, the Syndication Agent and the Documentation Agent;

          (c) Other than in respect of the Exempt Properties, certified perimeter surveys or certificates of location of the real property covered by such Canadian Demand Debenture by registered surveyors as of a date and in form and substance acceptable to the Arranger, the Syndication Agent and the Documentation Agent, bearing legal descriptions indicating the length of exterior boundary lines of such Mortgaged Property, locations of all buildings, utility or other easements or servitudes, showing the location of all servitudes, easements of record, encroachments, if any, and means of access to the real property from a public way; and the surveyor's original certification to the Syndication Agent and the Collateral Agent, together with a statutory declaration of the senior officer of PCICC confirming that all buildings, fencing, erections, enclosures and other structures or improvements presently situated on the Mortgaged Properties are in the locations wholly within the limits of the Mortgaged Properties and that there are no additions or changes to the locations of the buildings as shown on such surveys since the date of such surveys; it being acknowledged and agreed by the parties hereto that any such certified perimeter survey in respect of the Missassauga Property shall be delivered to the Arranger, the Syndication Agent, the Documentation Agent and the Collateral Agent within 45 days of the Closing Date;

          (d) evidence reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent of all filings of registrations or applications for registrations necessary or desirable to perfect the Lien created pursuant to such Canadian Demand Debenture (or evidence reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent that such registrations or applications for registrations have been delivered to the appropriate registry office(s) and that all fees, taxes and other expenses associated with such filings have been paid), together with such searches of Liens, judgment and tax lien records (other than in respect of the property located in Point Tupper, Nova Scotia, Canada) as the Arranger, the Syndication Agent and the Documentation Agent shall reasonably require;

          (e) policies or certificates of insurance with respect to the insurance required to be maintained in respect of the property covered by such Canadian Demand Debenture pursuant to the terms of this Agreement, naming the Collateral Agent as loss payee or additional named insured, as appropriate; and

          (f) such other agreements, instruments, approvals, consents, opinions, or documents as the Syndication Agent, the Documentation Agent, the Administrative Agent, the Collateral Agent or their respective counsel may reasonably request.

     SECTION 5.9. Security Agreements. The Collateral Agent and each of the Agents shall have received executed counterparts of each of the Canadian Subsidiary Security Agreement and the Affiliate Security Agreement, each dated as of the date hereof and duly executed and delivered by an Authorized Officer of, in the case of the Canadian Subsidiary Security Agreement, PCICC, and in the case of the Affiliate Security Agreement, each of PCI Carolina and Pioneer Licensing, together with

          (a) in the case of PCI Carolina and Pioneer Licensing

               (i) executed Uniform Commercial Code financing statements (Form UCC-1) naming each of PCI Carolina and Pioneer Licensing, as the debtor and the Collateral Agent as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code or other similar laws for all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest of the Collateral Agent pursuant to the Security Agreements; and

               (ii) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent and the Agents, dated a date reasonably near to the Closing Date, listing all effective financing statements which name PCI Carolina, Pioneer Licensing or the U.S. Seller (under its present name and any previous names), as the debtor and which are filed in the jurisdiction in which filings were made pursuant to clause (a)(i) above, together with copies of such financing statements; and

          (b) in the case of PCICC, (i) evidence reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent of all financing statements under the applicable PPSA and all other filings and registrations necessary or desirable to perfect the Lien created pursuant to such Canadian Subsidiary Security Agreement (or evidence reasonably satisfactory to the Arranger, the Syndication Agent and the Documentation Agent that such financing statements have been delivered to the applicable filing office(s) and that all fees, taxes and other expenses associated with such filings have been paid), together with such searches of Liens, judgment and tax lien records as the Arranger, the Syndication Agent and the Documentation Agent shall reasonably require, and (ii) lien searches in the names of PCICC and each Subsidiary of PCICC (and in all names under which it has done business within the last five years) in each Canadian Province where each such Person maintains an office or has property, showing no financing statements or other lien instruments of record except for Permitted Liens (and Liens released in accordance with this Agreement).

     SECTION 5.10. Quebec Mortgage and Security Agreement. The Collateral Agent and each of the Agents shall have received executed counterparts of the Quebec Mortgage and Security Agreement, dated as of the date hereof and duly executed and delivered by an Authorized Officer of PCICC, together with evidence of the registration, filing and recording of the Liens (both moveable and immoveable hypothecs) including:

          (a) an executed application for registration of those Liens constituting moveable hypothecs under the Quebec Mortgage and Security Agreement, naming PCICC as the grantor and the Collateral Agent as the holder, to be published in the Register of Personal and Moveable Real Rights in the Province of Quebec;

          (b) a statement of all the rights registered in the Register of Personal and Moveable Real Rights in the Province of Quebec against the moveable property, both tangible and intangible, of PCICC, certified by the Registrar and dated a date reasonably near to the date hereof, together with copies of the documents forming part of the records of the Registry Office;

          (c) certified perimeter surveys or certificates of location of the real immovable property covered by the Quebec Mortgage and Security Agreement by registered surveyors as of a date and in form and substance acceptable to the Arranger, the Syndication Agent and the Documentation Agent, bearing legal descriptions; indicating the length of exterior boundary lines of the Mortgaged Property, locations of all buildings, utility or other easements or servitudes, showing the location of all servitudes, easements of record, encroachments, if any, and means of access to the real property from a public way; and the surveyor's original certification to the Syndication Agent and the Collateral Agent;

          (d) policies or certificates of insurance with respect to the insurance required to be maintained in respect of the property covered by the Quebec Mortgage and Security Agreement pursuant to the terms of this Agreement, naming the Collateral Agent as loss payee or additional named insured, as appropriate; and

          (e) such other agreements, instruments, approvals, consents, opinions, or documents as the Syndication Agent, the Documentation Agent, the Administrative Agent, or their respective counsel may reasonably request.

     SECTION 5.11. Closing Date Certificates. The Agents shall have received, with counterparts for each Lender, the Closing Date Certificates, substantially in the form of Exhibits G-1, G-2 and G-3 hereto, respectively, dated the Closing Date and duly executed and delivered by each of:

          (a) the chief executive or financial (or equivalent) Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct;

          (b) the chief executive or financial (or equivalent) Authorized Officer of PAAC, in which certificate PAAC shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of PAAC made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct; and

          (c) the chief executive or financial (or equivalent) Authorized Officer of PCI, in which certificate PCI shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of PCI made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct.

     SECTION 5.12.  Financial Information, etc.  The Agents shall have received

          (a) the audited financial statements of PAAC as of December 31, 1996 and for the period from March 6, 1995 through December 31, 1995;

          (b) the audited financial statements of PAAC's predecessor, the Borrower, as of December 31, 1994 and for the period from January 1, 1995 through April 20, 1995;

          (c) the unaudited financial statements of PAAC for the period from April 1, 1997 through June 30, 1997 and for the cumulative period from January 1, 1997 through June 30, 1997; and

          (d) a pro forma opening balance sheet of each of the Borrower and of PAAC, in each case as of June 30, 1997, giving effect to the contemplated Transaction and reflecting the proposed legal and capital structure of the Borrower as of the Closing Date (the "Pro Form Balance Sheets"), which legal and capital structure shall be satisfactory in all respects to Agents.

     SECTION 5.13. Pro Forma Balance Sheet Certificate. The Agents shall have received a certificate from the chief executive or financial Authorized Officer of each of the Borrower and PAAC, dated the date of the initial Borrowing, with respect to delivery of the Pro Forma Balance Sheets described in clause (d) of
Section 5.12.

     SECTION 5.14. Target Business Financial Information. The Agents shall have received

          (a) consolidated financial statements of the Target Business including balance sheets as at December 31, 1996, and December 31, 1995, and statements of operations and changes in financial position as of December 31, 1996, December 31, 1995 and December 31, 1994, audited by independent public accountants of recognized international standing and prepared in accordance with generally accepted accounting principles as then in effect in Canada (with a reconciliation to GAAP), together with the report thereon; and

          (b) unaudited interim financial statements of the Target Business, prepared in the same manner as the historical audited statements, for the six-month period, ended June 30, 1997 and June 30, 1996.

     SECTION 5.15. Indebtedness Certificate. The Agents shall have received, with copies for each Lender, a certificate from the chief financial Authorized Officer of PAAC, dated the Closing Date, certifying that, immediately after the making of the Term Loans hereunder and the issuance of the Senior Secured Notes, PAAC's Consolidated Cash Flow Coverage Ratio is at least 2.0 to 1.0 as required pursuant to Section 7.2.1 of the Existing Term Loan Agreement and
Section 1008 of the Existing Senior Secured Note Indenture, together with detailed supporting calculations satisfactory in form and scope to the Agents.

     SECTION 5.16. Intercreditor Agreement. The Borrower, PCICC, the Trustee, the Administrative Agent, BofA (as agent under the Revolving Credit Agreement) and the Collateral Agent shall have entered into the Intercreditor Agreement, and the Arranger and the Syndication Agent shall have received and be satisfied with the terms of the executed versions thereof.

     SECTION 5.17. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) contests the consummation of the Transaction or (y) could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.18. Material Adverse Change. Since December 31, 1996, there shall have occurred no material adverse change in the business, assets, debt service capacity, liabilities (including environmental liabilities), financial condition, operations or prospects of PAAC and its Subsidiaries or the Target Business.

     SECTION 5.19. Consents and Approvals, etc. All governmental and third party approvals necessary or advisable in connection with each aspect of the Transaction and the continuing operations of the Borrower, its Subsidiaries and the Target shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on any aspect of the Transaction.

     SECTION 5.20. Reliance Letters. The Syndication Agent and the Administrative Agent shall, unless otherwise agreed, have received reliance letters, dated the Closing Date and addressed to each Lender and each Agent, in respect of each of the legal opinions (other than "disclosure" and other similar opinions) delivered in connection with the Transaction.

     SECTION 5.21. Opinions of Counsel. The Syndication Agent and the Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Agents and all Lenders from

          (a) Willkie Farr & Gallagher, special New York counsel for the Borrower and the Guarantors, in form and substance satisfactory to the Agents,

          (b) Stikeman, Elliott (Montreal), special Quebec counsel for PCICC and the Guarantors, in form and substance satisfactory to the Agents,

          (c) Stikeman, Elliott (Toronto), special Ontario counsel for the Borrower and the Guarantors, in form and substance satisfactory to the Agents,

          (d) Kent R. Stephenson, Esq., the General Counsel of PAAC, in form and substance satisfactory to the Agents, and

          (e) Stewart, McKelvey, Stirling & Scales, special New Brunswick and Nova Scotia counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Agents.

     SECTION 5.22. Closing Fees, Expenses, etc. The Lenders, the Agents and the Arranger shall have received, each for their own respective accounts (including in their capacity as a Lender), as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.4 if then invoiced).

     SECTION 5.23. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Agents and their counsel; the Agents and their counsel shall have received all information, approvals, opinions, documents or instruments as the Agents or their counsel may reasonably request.

     SECTION 5.24. Compliance with Warranties, No Default, etc. Both before and after giving effect to the making of any Term Loan hereunder, the following statements shall be true and correct:

          (a) the representations and warranties set forth in Article VI and each other Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

          (b) no Default shall have then occurred and be continuing, and neither PAAC, the Borrower, nor any of their respective Subsidiaries are in material violation of any law or governmental regulation or court order or decree.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders and the Agents to enter into this Agreement and to make the Term Loans hereunder, each of the Borrower and PAAC represents and warrants unto the Agents and each Lender as set forth in this Article VI.

     SECTION 6.1. Organization, etc. Each of the Borrower and PAAC and their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization. Each of the Borrower and PAAC and their respective Subsidiaries is in good standing and is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for those states in which its failure to qualify to do business would not be reasonably likely to have a Material Adverse Effect.

     SECTION 6.2. Due Authorization, Non-Contravention, etc. The Borrower is duly authorized to execute and deliver this Agreement, the Term Notes, and each other Loan Document to be executed by it and is duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, the Term Notes and each other Loan Document to be executed by it. PAAC is duly authorized to execute and deliver this Agreement and each other Loan Document to be executed by it and is and will continue to be duly authorized to perform its obligations under this Agreement and each other Loan Document to be
executed by it.   Each other Obligor is duly authorized to execute and deliver each Loan Document to be executed by it and is and will continue to be duly authorized to perform its obligations thereunder. The execution, delivery and performance by (a) the Borrower of this Agreement, the Term Notes and each other Loan Document to which it is a party and the Borrowings hereunder, (b) PAAC of this Agreement and each other Loan Document to which it is a party and
(c) each other Obligor of each Loan Document to which it is a party do not and will not require any consent or approval of any governmental agency or authority.

     SECTION 6.3.  No Conflicts.  The execution, delivery and performance by
(a) the Borrower of this Agreement, the Term Notes and each other Loan Document to which it is a party, (b) PAAC of this Agreement and each other Loan Document to which it is a party and (c) each other Obligor of each Loan Document to which it is a party do not and will not conflict with (i) any provision of law,
(ii) the Certificate or Articles of Incorporation, as applicable, or bylaws, of the Borrower, PAAC or such other Obligor, (iii) any agreement binding upon the Borrower, PAAC or such other Obligor which conflict is reasonably likely to have a Material Adverse Effect or (iv) any court or administrative order or decree applicable to the Borrower, PAAC or such other Obligor which conflict is reasonably likely to have a Material Adverse Effect, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower, PAAC or any other Obligor, except as provided herein.

     SECTION 6.4. Validity and Binding Effect. This Agreement, the Term Notes and each other Loan Document contemplated by this Agreement, when duly executed and delivered, will be legal, valid and binding obligations of the Borrower, PAAC and each other Obligor party thereto, as applicable, enforceable against the Borrower, PAAC and each such Obligor in accordance with their respective terms.

     SECTION 6.5. No Default. Neither the Borrower, PAAC nor any Subsidiary of the Borrower or PAAC is in default under any agreement or instrument to which the Borrower, PAAC or such Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default is reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 6.6. Financial Statements. Each of the financial statements of PAAC and of PAAC's predecessor, the Borrower, referred to in clauses (a), (b) and (c) of Section 5.12 have been furnished to the Agents, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding Fiscal Year and period, and present fairly the financial condition of PAAC and its Subsidiaries as of such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. The Pro Forma Balance Sheets include appropriate pro forma adjustments to give pro forma effect to the Transaction (including assumptions that have been made on a reasonable basis). Since December 31, 1996, there has not occurred or arisen any event or condition which has had or is reasonably likely to have a Material Adverse Effect.

     SECTION 6.7.  Insurance.  Item 6.7 ("Insurance") of the Disclosure
Schedule is a complete and accurate summary of the property and casualty insurance program that is or will be carried by each of the Borrower, PAAC and their Subsidiaries on the Closing Date. Such Item 6.7 includes name(s) of insurer(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), deductibles and self-insured retention and describes any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower, PAAC or any of their Subsidiaries or imposed upon the Borrower, PAAC or any such Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

     SECTION 6.8. Litigation; Contingent Liabilities. (a) As of the date hereof and the Closing Date, except for those referred to in Item 6.8 ("Litigation") of the Disclosure Schedule, there are no claims, litigation, arbitration proceedings or governmental proceedings pending or threatened against or affecting the Borrower, PAAC, any of their respective Subsidiaries or any Related Party, the results of which are reasonably likely to have a Material Adverse Effect.

     (b) As of the date hereof and the Closing Date, other than any liability incident to the claims, litigation or proceedings disclosed in Item 6.8 of the Disclosure Schedule or provided for or disclosed in the financial statements referred to in Section 6.6, neither the Borrower or PAAC nor any of their Subsidiaries has any contingent liabilities which are reasonably likely to have a Material Adverse Effect.

     SECTION 6.9. Liens. None of the Collateral or other property, revenues or assets of the Borrower, PAAC or any of their Restricted Subsidiaries is subject to any Lien except Liens permitted by clauses (a) and (b) of Section 7.2.2.

     SECTION 6.10. Subsidiaries. As of the date hereof and the Closing Date, all of PAAC's Subsidiaries are listed in Item 6.10 ("Subsidiaries") of the Disclosure Schedule. Item 6.10 of the Disclosure Schedule sets forth, for each such Subsidiary, a complete and accurate statement of (a) PAAC's percentage ownership of each of Subsidiaries, (b) the state or other jurisdiction of formation or incorporation of each such Subsidiary and (c) each state in which each such Subsidiary is qualified to do business. As of the date hereof and the Closing Date, no PCIFP Company has any Subsidiaries.

     SECTION 6.11. Partnerships; Joint Ventures. As of the date hereof and the Closing Date, neither the Borrower or PAAC nor any of their Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed in Item 6.11 ("Partnerships and Joint Ventures") of the Disclosure Schedule. Item 6.11 of the Disclosure Schedule sets forth, for each such partnership or joint venture, a complete and accurate statement of (a) PAAC's and each Subsidiary's percentage ownership of each such partnership or joint venture, (b) the state or other jurisdiction of formation or incorporation, as appropriate, of each such partnership or joint venture and
(c) each state in which each such partnership or joint venture is qualified to do business.

     SECTION 6.12. Senior Secured Notes. The Senior Secured Notes have been issued and sold to the initial purchasers thereof on or prior to the Closing Date in accordance with and pursuant to the terms of the Offering Memorandum and in compliance with all laws, including Rule 144A of the Securities Act of 1933, as amended and all other applicable federal and state securities laws. The issuance of the Senior Secured Notes and the execution of the Senior Secured Note Indenture have been duly authorized by all necessary corporate action on the part of PCICC and each of its Affiliates party thereto and will not require any consent or approval of any governmental agency or authority that has not been obtained prior to the date hereof. The issuance of the Senior Secured Notes and the execution of the Senior Secured Note Indenture do not conflict with (i) any provision of law, (ii) the Certificate or Articles of Incorporation or by- laws of PCICC or any of its Affiliates, (iii) any agreement binding upon PCICC or any of its Affiliates which conflict is reasonably likely to have a Material Adverse Effect, or (iv) any court or administrative order or decree applicable to PCICC or any of its Affiliates which conflict is reasonably likely to have a Material Adverse Effect, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of PCICC or any of its Affiliates. All representations and warranties of PCICC and each of its Affiliates contained in the purchase agreement relating to the Senior Secured Notes are true and correct in all material respects as of the date hereof and the Closing Date.

     SECTION 6.13. Intellectual Property. Each of the Borrower, PAAC and their respective Subsidiaries possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and trade names to continue to conduct its respective business as heretofore conducted by it or, in the case of the Target Business, its predecessors, and all such licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and trade names that will be existing on the Closing Date of the Borrower, PAAC or any such Subsidiary are listed in
Item 6.13 ("Intellectual Property") of the Disclosure Schedule.

     SECTION 6.14. Solvency. Each of the Borrower and the Guarantors, immediately after giving effect to the Transaction on the Closing Date, will be Solvent. As used herein, the term "Solvent" means, with respect to any such entity on a particular date (i) the fair value of the property of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (ii) the present fair saleable value of the assets of such entity is greater than the probable liability of such entity on its total existing debts (including contingent liabilities) as they become absolute and matured, (iii) such entity will be able to pay its debts and liabilities as they mature and (iv) such entity will not have unreasonably small capital for the business in which it is engaged, as now conducted and as proposed to be conducted following the consummation of the Transaction.

     SECTION 6.15. Contracts; Labor Matters. Except as disclosed in Item 6.15 ("Contracts and Labor Matters") of the Disclosure Schedule: (a) neither the Borrower or PAAC nor any of their Subsidiaries is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which is reasonably likely to have a Material Adverse Effect; (b) as of the date hereof and the Closing Date, no labor contract to which the Borrower, PAAC or any of their Subsidiaries is a party or is otherwise subject is scheduled to expire prior to the Stated Maturity Date; (c) neither the Borrower or PAAC nor any of their Subsidiaries (or any of their respective predecessors or, with respect to the Target Business, predecessors in interest) has, within the two (2) year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable U.S. federal, state or local law or any Canadian federal, provincial or local law that sets out requirements respecting plant closings or layoffs, and neither the Borrower nor PAAC has any reasonable expectation that any such action is or will be required any time prior to the Stated Maturity Date; and (d) on the date of this Agreement and the Closing Date (i) neither the Borrower or PAAC nor any of their Subsidiaries (or any of their respective predecessors) is a party to, or subject to, any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower or PAAC or any of its Subsidiaries (or any of their respective predecessors) is a party or is otherwise subject.

     SECTION 6.16. Pension and Welfare Plans. (a) Each Pension Plan complies, and has been administered in compliance, in all material respects, with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither the Borrower nor PAAC nor any ERISA Affiliate of either has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in section 4203 or 4205 of ERISA, respectively, with respect to which the Borrower, PAAC or any ERISA Affiliate of either has any unsatisfied liability; no steps have been instituted to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan that is reasonably likely to have a Material Adverse Effect; and neither the Borrower nor PAAC nor any ERISA Affiliate of either is a "contributing sponsor" as defined in section 4001(a)(13) of ERISA of a "single-employer plan" as defined in section 4001(a)(15) of ERISA that has two or more contributing sponsors at least two of whom are not under common control. Except as listed in Item 6.16 ("Pension and Welfare Plans") of the Disclosure Schedule, neither the Borrower nor PAAC nor any ERISA Affiliate of either, to the extent there is joint and several liability with the Borrower or PAAC to pay such benefits, has any liability to pay any welfare benefits under any employee welfare benefit plan within the meaning of section 3(l) of ERISA to former employees thereof or to current employees with respect to claims incurred after the termination of their employment other than as required by section 4980B of the Code or Part 6 of Subtitle B of Title 1 of ERISA.

     (b) PCICC has entered into the Pension Transfer Agreement referred to in the definition of "Acquisition Agreements" based (i) on a review to its satisfaction of actuarial information requested by, and provided to, it by the Canadian Seller, together with such other material as is referred to in Section 3.1(12) of the Purchase Agreement and (ii) on the representations of the Canadian Seller set forth in Sections 3.1(12) and (13) of the Purchase Agreement, pursuant to which PCICC will establish a Canadian Pension Plan, to become effective October 31, 1997, which Canadian Pension Plan will receive assets from prior pension plans for which the Canadian Seller was liable equal to the greater of the going concern liabilities and the solvency liabilities in respect of the initial participants as of October 31, 1997, such assets to be computed (A) on the basis of the actuarial assumptions and methods specified in the applicable legislation and the most recent actuarial valuations for the prior pension plans and (B) subject to the approval of the relevant authorities.

     SECTION 6.17. Regulations G, U and X. Neither the Borrower nor PAAC nor any of their Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Term Loans will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

     SECTION 6.18. Compliance. The Borrower, PAAC and their respective Subsidiaries are each in compliance with all statutes and governmental rules and regulations applicable to it, the noncompliance with which is reasonably likely to have a Material Adverse Effect.

     SECTION 6.19. Taxes. The Borrower, PAAC and their respective Subsidiaries have each filed all material tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The federal income tax liability of PAAC and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended December 31, 1993. Neither the Borrower nor PAAC is aware of any proposed assessment against the Borrower, PAAC or any of their Subsidiaries for additional Taxes (or any basis for any such assessment).

     SECTION 6.20. Investment Company Act Representation. Neither the Borrower or PAAC nor any of their Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 6.21. Public Utility Holding Company Act Representation. Neither the Borrower or PAAC nor any of their Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION 6.22. Environmental and Safety and Health Matters. Each of the Borrower, PAAC and their Subsidiaries and/or each property, operations and facility that the Borrower, PAAC or any such Subsidiary owns, operates or controls

          (a) complies in all respects with (i) all applicable Environmental Laws, the noncompliance with which is reasonably likely to have a Material Adverse Effect and (ii) all applicable Occupational Safety and Health Laws, the noncompliance with which is reasonably likely to have a Material Adverse Effect;

          (b) has not received any notice (i) that it may be in violation of any Environmental Law or Occupational Safety and Health Law which is reasonably likely to have a Material Adverse Effect, (ii) threatening the commencement of any proceeding under any Environmental Law or Occupational Safety and Health Law, which is reasonably likely to have a Material Adverse Effect, or (iii) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law, which, is reasonably likely to have a Material Adverse Effect;

          (c) to PAAC's and the Borrower's knowledge, neither PAAC nor any of its Subsidiaries (including the Borrower and its Subsidiaries (including the Target

     Business)) is the subject of any Canadian or U.S. federal, state or provincial investigation evaluating whether any investigation, remedial action or other response is needed to respond to (i) a Release or threatened Release into the environment of any Hazardous Material or the spillage, disposal or release or threatened release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance regulated under any Environmental Law which is reasonably likely to have a Material Adverse Effect or (ii) any allegedly unsafe or unhealthful condition regulated under any Environmental Law or Occupational Safety and Health Law which is reasonably likely to have a Material Adverse Effect;

          (d) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present Release into the environment of, or treatment, storage or disposal of, any Hazardous Material or spillage, disposal or release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance regulated under any Environmental Law or (ii) any potentially unsafe or unhealthful condition, in either case, which is reasonably likely to have a Material Adverse Effect, and to PAAC's and the Borrower's knowledge, there exists no basis for such notice irrespective of whether such notice was actually filed; and

          (e) has no contingent liability in connection with any actual Release into the environment of, or otherwise with respect to, any Hazardous Material or spillage, disposal or release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by the Borrower, PAAC or any or their respective Subsidiaries or on any other premises, which is reasonably likely to have a Material Adverse Effect.

There are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by the Borrower, PAAC or any of their respective Subsidiaries the presence of which is reasonably likely to have a Material Adverse Effect, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and such Hazardous Materials used in the same manner as an ordinary consumer (e.g., gasoline in tanks of motor vehicles, small amounts of cosmetic cleaners, etc.).

     SECTION 6.23. Related Agreements and Transaction Documents. As of the date hereof and the Closing Date, all representations and warranties of PCI, the Borrower, PAAC and each of their respective Subsidiaries contained in any Loan Document and all representations and warranties of PCI, the Borrower, PCICC, PCI Carolina, Pioneer Licensing, PAAC and each of their respective Subsidiaries contained in any Transaction Document (whether such representations and warranties were made to the Agents or any Lender or to another Person) are true and correct as if made on the date hereof and the Closing Date (except for those representations and warranties which are expressly made as of another specified date) and each of the Borrower and PAAC hereby adopts and affirms all such representations and warranties which the Borrower and PAAC agree shall be incorporated by reference herein and made a part hereof.

     SECTION 6.24. Holding Companies. Each of PCI, PAAC, the Borrower, BMPC, Pioneer East, TCH and Imperial is a holding company without material assets, operations or business, other than the direct ownership of (i) in the case of PCI, all of the Capital Stock of PAAC and Pioneer Water Technologies, Inc., (ii) in the case of PAAC, all of the Capital Stock of PAI, (iii) in the case of the Borrower, all of the Capital Stock of PCICC, PCI Carolina, Pioneer Licensing, PCAC and its other Subsidiaries, (iv) in the case TCH, all of the Capital Stock of T.C. Products, Inc. and (v) in the case of Imperial, 50% of the Capital Stock of Kemwater. None of PCI, PAAC, the Borrower, BMPC, Pioneer East, TCH and Imperial has any Indebtedness or other obligations other than, in the case of PAAC, Indebtedness of PAAC in respect of the Existing Term Loans, the loans made to PAAC pursuant to the Revolving Credit Agreement and the Existing Senior Secured Notes and guaranties of the Indebtedness of the Borrower and PCICC, in each case described below, in the case of the Borrower, the Obligations and guaranties of the Indebtedness of PAAC described above and the Indebtedness of PCICC under the Senior Secured Notes, and, in the case of BMPC, Pioneer East, TCH and Imperial, guaranties of the Indebtedness of PAAC, the Borrower and PCICC, in each case described above.

     SECTION 6.25. PCICC, PCI Carolina and Pioneer Licensing. PCICC, PCI Carolina and Pioneer Licensing were formed for the purpose of acquiring the assets of the Target Business and have not conducted any operations or incurred any Indebtedness or obligations other than in connection with the Senior Secured Notes, Acquisition Agreements and the other aspects of the Transaction.


                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.1. Affirmative Covenants. The Borrower and PAAC agree with the Agents and each Lender that, until all Term Loan Commitments have terminated and all Obligations have been paid and performed in full, the Borrower and PAAC will perform the obligations set forth in this Section 7.1.

     SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower and PAAC will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information (except to the extent any such Lender shall have provided written notice to each of the Borrower and PAAC and the Administrative Agent that it is not to receive any of the following statements, reports, notices and information):

          (a) Annual Audited Financial Statements. Within ninety (90) days after each Fiscal Year, a copy of the annual audited financial statements of PAAC and its Subsidiaries, in each case prepared on a consolidated and consolidating basis and in conformity with GAAP and certified by an independent certified public accountant who shall be satisfactory to the Agents, together with (i) a certificate from such accountant to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Default or Event of Default that has occurred and is continuing and that relates to financial or other accounting matters or the covenants set forth in this
     Article VII or, if such accountant has become aware of any such event, describing it and (ii) if prepared in connection with the annual audit report, the annual operating statements of PAAC and its Subsidiaries prepared on a consolidated and consolidating basis and in conformity with GAAP applied in a manner consistent with the audit report referred to in preceding clauses (a)(i), signed by PAAC's chief financial officer or assistant treasurer.

          (b) Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter of PAAC except ninety (90) days after the end of the Fiscal Quarter closing a Fiscal Year, a copy of the unaudited financial statements of PAAC and its Subsidiaries prepared on a consolidated and consolidating basis and in conformity with GAAP applied in a manner consistent with the audit report referred to in preceding clause (a)(i), signed by PAAC's chief financial officer and consisting of at least a balance sheet as at the close of such Fiscal Quarter and an income statement and cash flow statement for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter, compared, in each case, to the actual results for the same period during the prior Fiscal Year and to PAAC's budget (delivered pursuant to paragraph (c) below, for the current Fiscal Year).

          (c) Annual Budgets. Within thirty (30) days after the end of each Fiscal Year of each of PAAC, a copy of an annual budget for PAAC for the current Fiscal Year, in each case prepared on a consolidated and consolidating basis and in conformity with GAAP applied in a manner consistent with the prior Fiscal Year's budget, signed by PAAC's chief financial officer or assistant treasurer and consisting of at least a balance sheet, an income statement and a cash flow statement, each calculated on a quarter by quarter basis.

          (d) Officer's Certificate. Together with the financial statements furnished by PAAC under the preceding clauses (a) and (b), a certificate of the chief executive or financial officer or assistant treasurer of PAAC stating that a review of the activities of PAAC and its Subsidiaries (including the Borrower) during the preceding Fiscal Year has been made under the supervision of the signing officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Agreement and the other Loan Documents, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge each has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and the other Loan Documents and is not in default in the performance or observance of any of the terms, provisions and conditions hereof or thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto).

          (e) SEC and Other Reports. Copies of each filing and report made by PCI, PAAC or any of their respective Restricted Subsidiaries (including PCICC) with or to any securities exchange or the Securities and Exchange Commission, including any registration statement and all amendments thereto filed with respect to the Senior Secured Notes, or as required pursuant to the Senior Secured Note Indenture, the Senior Secured Notes or any other document relating thereto, promptly upon the filing or making thereof.

          (f) Notice of Default. Notice of the occurrence of (i) a Default or an Event of Default or (ii) a default by PCI, the Borrower, PAAC, any other Obligor or any Restricted Subsidiary of PAAC (including PCICC) under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which PCI, the Borrower, PAAC, any other Obligor or any such Restricted Subsidiary, as appropriate, is a party or by which it is bound (including any of the Loan Documents and the Senior Secured Notes).

          (g) Notice of Judgment. Notice of the entry of any judgment or decree against PCI, the Borrower, PAAC, any other Obligor or any Restricted Subsidiary of PAAC if the amount of such judgment exceeds $500,000.

          (h) Notice of Other Indebtedness. Copies of any material amendments, waivers or consents, notices of breach or default, notices relating to the exercise or nonexercise of any remedy available to any Person, notices of indemnity or other claims, written materials relating to any dispute, written materials relating to the exercise of any rights derived from or arising in connection with any Indebtedness and other written communications of a material nature, including any communications by PCI, the Borrower, PAAC or any Restricted Subsidiary of PAAC in connection with the Loan Documents other than any such notice or other written materials already sent to the Agents pursuant to any other Section of this Agreement.

          (i) Loan Documents. Any statement, report, notice and/or information required to be delivered to the Collateral Agent pursuant to any of the Security Documents.

          (j) Other Reports. Any information required to be provided pursuant to other provisions of this Agreement, and such other reports or information from time to time reasonably requested by any Agent on behalf of itself or any Lender.

     SECTION 7.1.2. Corporate Existence. Subject to Section 7.2.5, each of the Borrower and PAAC shall, subject to provisions herein, do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate existence of each of its Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time) and (ii) its (and its Subsidiaries) rights (charter and statutory), licenses and franchises; provided, however, that neither the Borrower nor PAAC shall be required to preserve any such right, license or franchise, or the corporate existence of any of its Subsidiaries, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries or PAAC and its Subsidiaries, as the case may be, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

     SECTION 7.1.3. Maintenance of Properties. Each of the Borrower and PAAC shall, and shall cause their respective Restricted Subsidiaries to, maintain their respective (a) existing properties and assets in normal working order and condition as of the date hereof and (b) properties and assets acquired after the date hereof in normal working order and condition as of the date of such acquisition (in each case, reasonable wear and tear excepted) and make all repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole and of PAAC and its Restricted Subsidiaries taken as a whole, respectively; provided that nothing herein shall prevent the Borrower, PAAC or any of their respective Restricted Subsidiaries from discontinuing any maintenance of any such properties if such discontinuance is desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole or of PAAC and its Restricted Subsidiaries taken as a whole.

     SECTION 7.1.4. Insurance. Each of the Borrower and PAAC shall and shall cause their respective Restricted Subsidiaries to, maintain liability, casualty and other insurance (subject to the customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is customarily carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower, PAAC and their respective Restricted Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies).

     SECTION 7.1.5. Taxes. Each of the Borrower and PAAC shall, and shall cause each of their respective Subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as are being contested in good faith and by appropriate proceedings diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of each of the Borrower and PAAC) are being maintained in accordance with GAAP.

     SECTION 7.1.6. Books and Records. Each of the Borrower and PAAC will, and will cause each of their respective Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions and permit the Agents and each Lender or any of their respective representatives, at reasonable times and intervals, and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and, after notice to PAAC and provision of an opportunity for PAAC to participate in such discussion, its independent public accountant (and each of the Borrower and PAAC hereby authorizes such independent public accountant to discuss the Borrower's and PAAC's financial matters with each Lender or its representatives whether or not any representative of either of the Borrower or PAAC is present, so long as PAAC has been afforded a reasonable opportunity to be present) and to examine, and photocopy extracts from, any of its books or other corporate records. The cost and expense of each such visit shall be borne by the applicable Agent or Lender, except that each Agent may make one such visit each Fiscal Year and the cost and expense thereof shall be borne, jointly and severally, by the Borrower and PAAC.

     SECTION 7.1.7. Use of Proceeds, etc. The Borrower shall apply the proceeds of the Term Loans to fund the Acquisition and pay certain fees and expenses, which fees and expenses shall not exceed $14,400,000 in the aggregate.

     SECTION 7.1.8. Guarantees. (a) If (i) any Subsidiary of PAAC becomes a Restricted Subsidiary after the Closing Date, (ii) any PCIFP Company or any of their Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including businesses, divisions, real property, assets or equipment) to any Subsidiary or Subsidiaries of PAAC that is not a PAI Guarantor or are not PAI Guarantors,
(iii) PAAC or any Subsidiary of PAAC (other than any PCIFP Company or any of their Restricted Subsidiaries) that is a PAI Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including businesses, divisions, real property, assets or equipment) which in the aggregate have a value equal to or greater than 15% of PAAC's and its Subsidiaries' total assets determined on a consolidated basis as of the time of transfer to any Subsidiary or Subsidiaries of PAAC that is not a PAI Guarantor or are not PAI Guarantors, (iv) any Subsidiary of PAAC which has a value equal to or greater than 5% of PAAC's and its Subsidiaries' total assets determined on a consolidated basis as of the time of determination directly or indirectly guarantees or otherwise becomes obligated with respect to any Senior Indebtedness or (v) any Subsidiary of PAAC becomes a guarantor of the

Senior Secured Notes, the Existing Senior Secured Notes or the Indebtedness under the Existing Term Loan Agreement after the date hereof, PAAC shall cause such Subsidiary or Subsidiaries to execute and deliver to the Administrative Agent a duly executed PAI Guaranty or a supplement to an existing PAI Guaranty, substantially in the form attached thereto, pursuant to which such Subsidiary or Subsidiaries shall unconditionally guarantee, in accordance with the provisions of such PAI Guaranty, all of the Borrower's Obligations under this Agreement and the other Loan Documents on the same terms as the other PAI Guarantors, which guarantee shall rank pari passu with Senior Indebtedness of such Subsidiary; provided, that clause (a)(i) of this Section 7.1.8 will not apply to any newly acquired or created Subsidiary organized outside the United States of America for so long as the issuance of a guarantee by such Subsidiary would result in a material increase in the aggregate amount of income tax payable by PAAC on a consolidated basis, and PAAC shall deliver to the Administrative Agent an Officers' Certificate so stating.

     (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph shall be deemed to be a "PAI Guaranty" and the issuer of each such PAI Guaranty shall be referred to as a "PAI Guarantor". Notwithstanding the foregoing (but subject to Section 7.2.6), any PAI Guaranty shall be automatically and unconditionally released and discharged upon any sale, exchange, transfer or other disposition to any Person of all of PAAC's Equity Interest in (or if such Subsidiary is owned by a Restricted Subsidiary of PAAC, of all of such Restricted Subsidiary's Equity Interest in), or all or substantially all the assets of, such Subsidiary, which is in compliance with this Agreement, including Section 7.2.6.

     SECTION 7.1.9. Stock Pledge Agreements. The Borrower and PAAC shall, and shall cause the applicable Subsidiary or Subsidiaries of the Borrower or PAAC (the "Pledgor Subsidiary" or "Pledgor Subsidiaries") to, execute and deliver to the Administrative Agent and the Collateral Agent one or more stock pledge agreements substantially in the form of the Stock Pledge Agreement (as defined in the Existing Term Loan Agreement) providing for the pledge to the Collateral Agent for the benefit of (x) the Administrative Agent and the Lenders, and (y) the Trustee, for itself and the holders of Senior Secured Notes, of all the Capital Stock of each Restricted Subsidiary of PAAC (including each PCIFP Company) that (a) is engaged in any business activity other than the holding of the Capital Stock of one or more Subsidiaries of PAAC (or in the case of Imperial, engaging in any business activity other than the holding of its Investment in Kemwater) and (b) has assets equal to or greater than 5% of PAAC's total assets determined on a consolidated basis as of the time of determination, together with delivery to the Collateral Agent of stock certificates evidencing such Capital Stock (together with undated stock powers executed in blank; which Capital Stock and stock powers will become "Collateral" for purposes of the Intercreditor Agreement), in each case at such time as (i) such Capital Stock is not pledged for the benefit of the lenders under the Existing Term Loan Agreement and subject to the rights therein of the holders of the Existing Senior Secured Notes and (ii) such pledge shall not constitute a default or breach under the Existing Term Loan Agreement or the Existing Senior Secured Notes.

     SECTION 7.1.10. Concerning the Collateral and the Loan Documents. (a) In order to secure the due and punctual payment of the Obligations, including principal of, premium (if any) and interest (including interest on overdue principal) on the Term Loans, when and as the same shall become due and payable, whether on the scheduled payment date therefor, at maturity, by acceleration or otherwise, and performance of all other obligations of each of the Borrower and PAAC to the Agents and the Lenders under this Agreement and each other Loan Document and of all obligations of the PAI Guarantors under the PAI Guarantees and each other Loan Document, each of the Borrower, PAAC and the other Obligors have entered into each of the applicable Loan Documents to which each is a party.

     (b) Each of the Borrower and PAAC shall, and shall cause the other Obligors to, perform at their sole cost and expense any and all acts and execute any and all documents (including the execution, amendment or supplementation of any application for registration, financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, the applicable PPSA and the rules and regulations thereunder, the Civil Code of Quebec and any rules or regulations thereunder or any other statute, rule or regulation of any applicable Canadian or U.S. federal, state, provincial or local jurisdiction, including any filings in local real estate land record or registry offices, which are necessary or advisable and shall do such other acts and execute such other documents as may be required under any of the Loan Documents, from time to time, in order to create, grant, maintain, register, record, file, perfect, protect or preserve valid and perfected Liens on the Collateral in favor of the Collateral Agent in the priorities purported to be created by the Security Documents, subject only to Liens permitted under the Security Documents to be senior or pari passu to the Liens of the Collateral Agent, and to fully preserve and protect the rights of the Agents and the Lenders under this Agreement and the other Loan Documents. Each of the Borrower and PAAC shall, and shall cause the other Obligors to, pay and satisfy promptly all mortgage and financing and continuation statement recording and/or filing fees, charges and taxes relating to this Agreement, the Security Documents and the other Loan Documents, any amendments thereto and any other instruments of further assurance.

     (c) Each of the Borrower and PAAC shall, on each anniversary of the Closing Date beginning in the 1998 year, furnish to the Administrative Agent an Opinion of Counsel, dated as of such date, either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and refilings of all applications for registration, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of each of the Security Documents and reciting with respect to such Liens the details of such action or referencing prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding twelve months fully to preserve and protect the rights of the Collateral Agent, the Lenders and the Administrative Agent hereunder and under each of the Security Documents with respect to the Liens, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

     SECTION 7.1.11. Maintenance of Corporate Separateness. Each of the Borrower and PAAC will, and will cause each of their respective Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings and the maintenance of corporate offices and records. Neither the Borrower nor PAAC nor any of their respective Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of such Unrestricted Subsidiary, and no bank account of an Unrestricted Subsidiary shall be commingled with any bank account of the Borrower, PAAC or any of their respective Restricted Subsidiaries. Any financial statements distributed to any creditors of an Unrestricted Subsidiary shall clearly establish the separateness of such Unrestricted Subsidiary from the Borrower, PAAC and their respective Restricted Subsidiaries. Neither the Borrower nor PAAC nor any of their Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of any Unrestricted Subsidiary or any Restricted Subsidiary being ignored by any court of competent jurisdiction, or in the assets and liabilities of the Borrower, PAAC or any of their respective Restricted Subsidiaries being substantively consolidated with those of any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

     SECTION 7.1.12. Working Capital Line. The Borrower shall use its best efforts to maintain a revolving credit facility or similar arrangement to the extent it deems necessary based on its cash position and cash flows to fund the foreseeable capital expenditure and working capital requirements of its Restricted Subsidiaries.

     SECTION 7.1.13. St. Gabriel Pipeline. (a) Within 90 days after the Arranger, the Syndication Agent and the Documentation Agent have notified the Borrower in writing that they have reasonably determined in good faith that the St. Gabriel Pipeline has been substantially completed, each of PAAC and the Borrower shall cause PCAC to use commercially reasonable efforts

          (i) to grant to the Collateral Agent, for the pari passu benefit of the Secured Parties (as defined in the Intercreditor Agreement) and as additional security for the Indenture Obligations and the Term Loan Obligations (as each such term is defined in the Intercreditor Agreement) a perfected first-priority Lien (the "St. Gabriel Lien") and

          (ii)  to deliver the following to the Collateral Agent:

               (A) mortgages, security agreements, fixture filings and financing statements (collectively, the "Pipeline Security Documents") executed by PCAC and in form and substance acceptable to the Arranger, the Syndication Agent, the Documentation Agent and the Collateral Agent, sufficient to create the St. Gabriel Lien, together with evidence satisfactory to the Arranger, the Syndication Agent, the Documentation Agent and the Collateral Agent that all of such Pipeline Security Documents have been recorded and filed, as necessary, to perfect such Lien and that all fees, taxes and other expenses associated therewith have been paid;

               (B) lien, title and Uniform Commercial Code financing statement searches showing no Liens (other than Permitted Liens and any other Liens acceptable to the Arranger, the Syndication Agent, the Documentation Agent and the Collateral Agent) on the St. Gabriel Pipeline prior to the St. Gabriel Lien;

               (C) a complete set of as-built site plans, surveys or engineering drawings, certified as true and correct by PCAC, and showing all material components of the St. Gabriel Pipeline and the respective locations thereof;

               (D) an opinion of local counsel to PCAC in Louisiana with respect to the form and enforceability of the Pipeline Security Documents and such other matters as the Arranger, the Syndication Agent, the Documentation Agent, the Collateral Agent and their respective counsel may reasonably require;

               (E) an opinion of counsel to PCAC with respect to the due authorization, execution and delivery of the Pipeline Security Documents and such other matters as the Arranger, the Syndication Agent, the Documentation Agent, the Collateral Agent and their respective counsel may reasonably require;

               (F) certificates of insurance with respect to the insurance coverage required to be maintained by PCAC in compliance with Section
          8.1.4 with respect to the St. Gabriel Pipeline, naming the Collateral Agent as loss payee and naming the Collateral Agent as an additional insured, as applicable; and

               (G) such other approvals, consents, opinions or documents as the Arranger, the Syndication Agent, the Documentation Agent, the Collateral Agent or their respective counsel may reasonably request in connection with the Pipeline Security Documents and any matter related thereto;

     (b) Each of PAAC and the Borrower shall cause PCAC to use its commercially reasonable efforts to complete the St. Gabriel Pipeline in a timely manner.

     SECTION 7.1.14. Pension Transfer Agreement. Each of PAAC and the Borrower shall cause PCICC to fulfill all of its obligations under the Pension Transfer Agreement referred to in the definition of "Acquisition Agreements" in accordance with the terms thereof that relate to the establishment, funding, maintenance and operation of the Canadian Pension Plan to be established in connection therewith.

     SECTION 7.2. Negative Covenants. The Borrower and PAAC agree with the Agents and each Lender that, until the Term Loan Commitments have terminated, and all Obligations have been paid and performed in full, the Borrower and PAAC will perform the obligations set forth in this Section 7.2.

     SECTION 7.2.1. Indebtedness. The Borrower and PAAC will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable with respect to or become responsible for the payment of, contingently or otherwise ("incur"), any Indebtedness; provided, however, that the Borrower, PAAC or any of their respective Restricted Subsidiaries may incur Indebtedness if at the time of such incurrence and after giving pro forma effect thereto, PAAC's Consolidated Cash Flow Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such Indebtedness was incurred on the first day of such four full fiscal quarter period, would be at least 2.0 to
1.0. For purposes of determining PAAC's Consolidated Cash Flow Coverage Ratio, Cash Flow and Consolidated Interest Expense for all periods prior to the Closing Date shall be calculated on a consolidated basis including each of PAAC's and its Subsidiaries' predecessors. Notwithstanding the foregoing limitations, the incurrence of the following will not be prohibited:

          (a) Indebtedness in respect of the Term Loans, the Guarantees and all other Obligations;

          (b) Indebtedness of PAAC evidenced by the Senior Secured Notes, the Existing Senior Secured Notes and loans outstanding under the Existing Term Loan Agreement and Indebtedness of the Borrower and the PAI Guarantors in respect of guarantees of such Senior Secured Notes, Existing Senior Secured Notes and loans outstanding under the Existing Term Loan Agreement;

          (c) Indebtedness of PAAC or any of its Restricted Subsidiaries constituting Existing Indebtedness and any extension, deferral, renewal, refinancing or refunding thereof;

          (d) Indebtedness of the Borrower, PAAC or any of their respective Restricted Subsidiaries incurred under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the Borrowing Base at the time such Indebtedness was incurred, less the aggregate amount of all permanent repayments of revolving loans under such Credit Facilities made on account of the receipt by the Borrower, PAAC or any such Restricted Subsidiary of proceeds from the sale of any of its assets (as expressly permitted pursuant to the terms of any Senior Indebtedness);

          (e) Capitalized Lease Obligations of the Borrower, PAAC or any of their respective Restricted Subsidiaries and Indebtedness of the Borrower, PAAC or any of their respective Restricted Subsidiaries secured by Liens that secure the payment of all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date hereof; provided, however, that the aggregate principal amount of such Capitalized Lease Obligations plus such Indebtedness of the Borrower, PAAC and all of their respective Restricted Subsidiaries does not exceed $10,000,000 outstanding at any time;

          (f) Indebtedness of PAAC to any Restricted Subsidiary of PAAC (including to the Borrower or any Restricted Subsidiary of the Borrower) or of any Restricted Subsidiary of PAAC (including the Borrower or any Restricted Subsidiary of the Borrower) to PAAC or another Restricted Subsidiary of PAAC (including the Borrower or any Restricted Subsidiary of the Borrower);

          (g) Indebtedness under Hedging Obligations; provided, however, that, in the case of foreign currency exchange or similar agreements which relate to other Indebtedness, such agreements do not increase the Indebtedness of the Borrower, PAAC or any of their respective Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates, and in the case of interest rate protection agreements, only if the notional principal amount of such interest rate protection agreement does not exceed the principal amount of the Indebtedness to which such interest rate protection agreement relates;

          (h) Indebtedness in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Borrower, PAAC or any of their respective Restricted Subsidiaries in the ordinary course of business;

          (i) in addition to any Indebtedness otherwise permitted to be incurred pursuant to the preceding clauses (a) through (h), up to $10,000,000 aggregate principal amount of Indebtedness at any one time outstanding;

          (j) any refinancing, refunding, deferral, renewal or extension (each, a "Refinancing") of any Indebtedness of the Borrower, PAAC or any of their respective Restricted Subsidiaries permitted by the first sentence of this Section or clause (b) above (the "Refinancing Indebtedness"); provided, however, that (i) such Refinancing Indebtedness does not exceed the aggregate principal amount of the Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such Refinancing in accordance with the terms of such Indebtedness or the amount of any premium reasonably determined by the Borrower or PAAC as necessary to accomplish such Refinancing, plus the amount of reasonable and customary out-of-pocket fees and expenses payable in connection therewith, (ii) the Refinancing Indebtedness does not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being refinanced, refunded, deferred, renewed or extended and (iii) if the Indebtedness being refinanced, refunded, deferred, renewed or extended is subordinated to the Obligations, the Refinancing Indebtedness incurred to refinance, refund, defer, renew or extend such Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so refinanced, refunded, deferred, renewed or extended; and

          (k) Indebtedness in respect of any guarantee provided by the Borrower, PAAC or any of their respective Restricted Subsidiaries in respect of any other Indebtedness permitted to be incurred pursuant to this Section 7.2.1; provided, however, that in the event such Indebtedness guaranteed is subordinated in right of payment to any other Indebtedness of the obligor thereof, then such guarantee shall be subordinated to Indebtedness of such guarantor to the same extent.

     SECTION 7.2.2. Liens. The Borrower and PAAC will not, and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of their respective assets or properties now owned or acquired after the date hereof, or any income or profits therefrom, excluding, however, from the operation of the foregoing any of the following:

          (a) (i) Liens securing the Obligations, (ii) Liens on accounts receivable, inventory and related general intangibles securing obligations under the Revolving Credit Agreement, (iii) Liens securing the Senior Secured Notes, the Existing Senior Secured Notes and the obligations under the Existing Term Loan Agreement, and (iv) other Liens existing as of the Closing Date or pursuant to an agreement or document in existence on the Closing Date, in each case as set forth and described in Item 7.2.2(a) ("Existing Liens") of the Disclosure Schedule;

          (b)  Permitted Liens;

          (c) Liens on assets or property of the Borrower or PAAC, or on assets or property of any of their respective Restricted Subsidiaries, to secure the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Closing Date; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed,
     (ii) the Indebtedness secured by such Liens is otherwise permitted to be incurred hereunder, (iii) such Liens do not encumber any other assets or property of the Borrower, PAAC or any of their respective Restricted Subsidiaries and (iv) the Indebtedness secured by such Liens may not be created more than 100 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to such Liens;

          (d) Liens on assets or property acquired by the Borrower, PAAC or any of their respective Restricted Subsidiaries after the Closing Date; provided, however, that (i) such Liens existed on the date such assets or property were acquired and were not incurred as a result of or in anticipation of such acquisition and (ii) such Liens do not extend to or cover any assets or property of the Borrower, PAAC or any of their respective Restricted Subsidiaries other than the assets or property so acquired;

          (e) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted hereunder and which is permitted to be refinanced hereunder; provided, however, that such Liens do not extend to or cover any assets or property of the Borrower, PAAC or any of their respective Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (f) Liens on assets or property of the Borrower, PAAC or any of their respective Restricted Subsidiaries that is subject to a Sale and Leaseback Transaction; provided, however, that the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions then outstanding does not at the time such a Lien is incurred exceed $10,000,000;

          (g) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary of the Borrower or PAAC; provided, however, that such Liens are not created, incurred or assumed in contemplation of the acquisition thereof by the Borrower, PAAC or a Subsidiary of the Borrower or PAAC; provided, further, that such Liens may not extend to any other property owned by the Borrower, PAAC or any of their respective Restricted Subsidiaries;

          (h) (i) Liens securing Indebtedness of a Restricted Subsidiary of any PCIFP Company owing such PCIFP Company or any other PCIFP Company or a Wholly-Owned Restricted Subsidiary of such PCIFP Company or such other PCIFP Company and (ii) Liens securing Indebtedness of a Restricted Subsidiary of PAAC (other than a PCIFP Company or any of its Restricted Subsidiaries) owing to PAAC or a Wholly-Owned Restricted Subsidiary of PAAC (other than a PCIFP Company or any of its Restricted Subsidiaries);

          (i) Liens on inventory, accounts receivable or related general intangibles of any Restricted Subsidiary securing Indebtedness which may be incurred under clause (d) of Section 7.2.1;

          (j) Liens on collateral securing Indebtedness under the Existing Senior Secured Notes and the Existing Term Loan Agreement up to an aggregate principal amount of $50,000,000 of Indebtedness permitted to be incurred under the first sentence of

     Section 7.2.1; provided that (i) the proceeds of such Indebtedness are used to acquire or construct additional property, plant and equipment that will be utilized in one or more Related Businesses and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed; and

          (k) Liens on assets or property of the Borrower or PAAC, or on assets or property of any of their respective Restricted Subsidiaries, acquired or constructed after the Closing Date other than in the ordinary course of business and other than assets or property acquired or constructed in replacement, repair or improvement of any assets or property constituting Collateral; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the original cost or purchase price of the assets or property so acquired (including the reasonable and customary costs of installation of such acquired assets) or constructed, (ii) the Indebtedness secured by such Liens is otherwise permitted to be incurred hereunder and (iii) such Liens do not encumber any Collateral.

     SECTION 7.2.3. Restricted Payments, etc. PAAC will not, nor will it cause, permit or suffer any of its Restricted Subsidiaries (including the Borrower and its Restricted Subsidiaries) to, (i) declare or pay any dividends or make any other distributions (including through mergers, amalgamations, liquidations or other transactions commonly known as leveraged buyouts) on any class of Equity Interests of PAAC or such Restricted Subsidiary (other than dividends or distributions payable or paid by a Wholly-Owned Restricted Subsidiary of PAAC on account of its Equity Interests held by PAAC or another Restricted Subsidiary or payable or paid in shares of Capital Stock of PAAC other than Redeemable Stock), (ii) make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of such Equity Interests, (iii) purchase, defease, redeem or otherwise retire any Subordinated Indebtedness or (iv) make any Restricted Investment, either directly or indirectly, whether in cash or property or in obligations of the Borrower, PAAC or any of their respective Restricted Subsidiaries (all of the foregoing being called "Restricted Payments"), unless,
(x) in the case of a dividend, such dividend is payable not more than 60 days after the date of declaration and (y) after giving effect to such proposed Restricted Payment, all the conditions set forth in clauses (1) through (3) below are satisfied (A) at the date of declaration (in the case of any dividend), (B) at the date of such setting apart (in the case of any such fund) or (C) on the date of such other payment or distribution (in the case of any other Restricted Payment) (each such date being referred to as a "Restricted Payment Computation Date"):

          (1) no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment;

          (2) at the Restricted Payment Computation Date for such Restricted Payment and after giving effect to such Restricted Payment on a pro forma basis, PAAC or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the first sentence of Section 7.2.1; and

          (3) the aggregate amount of Restricted Payments declared, paid or distributed subsequent to the date hereof (including the proposed Restricted Payment) will not exceed the sum of (i) 50% of the cumulative Consolidated Net Income of PAAC for the period subsequent to October 1, 1997 to and including the last day of PAAC's last fiscal quarter ending prior to the Restricted Payment Computation Date (each such period to constitute a "Restricted Payment Computation Period") (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss of PAAC during the Restricted Payment Computation Period), (ii) the aggregate Net Cash Proceeds of the issuance or sale or the exercise (other than to a Subsidiary or an employee stock ownership plan or other trust established by the Borrower, PAAC or any of their respective Subsidiaries for the benefit of their employees) of PAAC's Equity Interests (other than Redeemable Stock) subsequent to the Closing Date, (iii) the aggregate Net Cash Proceeds of the issuance or sale (other than to a Subsidiary) of any debt securities of PAAC that have been converted into or exchanged for Equity Interests (other than Redeemable Stock) of PAAC to the extent such debt securities were originally issued or sold for cash, plus the aggregate Net Cash Proceeds received by PAAC at the time of such conversion or exchange, in each case subsequent to the Closing Date, (iv) cash contributions to PAAC's capital subsequent to the Closing Date and (v) $5,000,000.

If no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the prohibitions set forth above are subject to the following exceptions: (A) Restricted Investments in obligations representing a portion of the proceeds of any Asset Sale consummated in accordance with
Section 7.2.6; provided, however, that such Restricted Investments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above; (B) any purchase or redemption of Equity Interests or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of PAAC (other than Redeemable Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (x) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above and (y) the Net Cash Proceeds from such sale will be excluded for purposes of clause
(3) above to the extent utilized for purposes of such purchase or redemption;
(C) any purchase or redemption of Subordinated Indebtedness of PAAC made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of PAAC or any Restricted Subsidiary of PAAC which is permitted to be issued pursuant to Section 7.2.1; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above; (D) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of PAAC or PCI held by management or other employees of the PCI, PAAC or any Restricted Subsidiary of PAAC pursuant to any shareholders agreement, management or employee stock option agreement or management or employee equity subscription agreement, in accordance with the provisions of any such arrangement, in an amount not greater than $500,000 in any calendar year plus the portion of any such amounts which remains unused at the end of the two prior calendar years, but in no event to exceed $1,500,000 in any calendar year; provided, however, that any such repurchase, redemption, acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above; (E) payments to PCI pursuant to any tax sharing arrangement so long as payments thereunder do not exceed the amount of PAAC and its consolidated Subsidiaries' share of Federal and state income taxes actually paid or to be paid by PAAC; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above; (F) payments to PCI to perform accounting, legal, corporate reporting and administrative functions in the ordinary course of business in an amount not greater than $500,000 in any calendar year, or to pay required fees in connection with the Acquisition and related transactions, including the registration under applicable laws and regulations of its debt or equity securities issued in connection therewith; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above; and (G) Investments described in clause (vi) of the definition of Permitted Investments; provided, however, that such Investments will be included in the calculation of the amount of Restricted Payments previously made for purposes of clause (3) above.

     For purposes of this Section, (a) the amount of any Restricted Payment declared, paid or distributed in property of PAAC or any of its Restricted Subsidiaries will be deemed to be the net book value of any such property that is intangible property and the Fair Market Value (as determined by and set forth in a resolution of the Board of Directors of PAAC) of any such property that is tangible property at the Restricted Payment Computation Date, in each case, after deducting related reserves for depreciation, depletion and amortization; (b) the amount of any Restricted Payment declared, paid or distributed in obligations of PAAC or any of its Restricted Subsidiaries will be deemed to be the principal amount of such obligations as of the date of the adoption of a resolution by the Board of Directors of PAAC or such Restricted Subsidiary authorizing such Restricted Payment; and (c) a distribution to holders of PAAC's Equity Interests of (i) shares of Capital Stock or other Equity Interests of any Restricted Subsidiary of PAAC or (ii) other assets of PAAC, without, in either case, the receipt of equivalent consideration therefor will be regarded as the equivalent of a cash dividend equal to the excess of the Fair Market Value of the Equity Interests or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor. Not later than the date of the making of any such Restricted Payment, PAAC shall deliver to the Administrative Agent a certificate of an Authorized Officer certifying that such Restricted Payment is permitted, attaching a copy of the applicable resolution of the Board of Directors pursuant to which the value of the Restricted Payment to be made was determined and setting forth the basis upon which the calculations required by this Section were computed.

     SECTION 7.2.4.  Payment Restrictions Affecting Guarantors.   The Borrower
and PAAC will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distribution to PAAC or any of its Restricted Subsidiaries on its Equity Interests, (ii) pay any Indebtedness owed to PAAC or any other such Restricted Subsidiary, (iii) make loans or advances to PAAC or any other such Restricted Subsidiary or (iv) transfer any of its property or assets to PAAC or any other such Restricted Subsidiary except:

          (a) consensual encumbrances or restrictions contained in or created pursuant to the Revolving Credit Agreement, the Security Documents, the Intercreditor Agreement, Senior Secured Notes, the Senior Secured Note Indenture, Existing Senior Secured Notes (if any), the Existing Senior Secured Note Indenture and the Existing Term Loan Agreement (including the security documents relating thereto);

          (b) consensual encumbrances or restrictions in the Senior Secured Notes (if any) and the Senior Secured Note Indenture;

          (c) any restriction, with respect to a Restricted Subsidiary of PAAC that is not a Restricted Subsidiary of PAAC on the Closing Date, in existence at the time such entity becomes a Restricted Subsidiary of PAAC; provided that such encumbrance or restriction is not created in anticipation of or in connection with such entity becoming a Restricted Subsidiary of PAAC and is not applicable to any Person or the properties or assets of any Person other than a Person that becomes a Restricted Subsidiary of PAAC;

          (d) any encumbrances or restrictions pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (a) or (c) of this Section or contained in any amendment to any agreement creating such Indebtedness, provided that the encumbrances and restrictions contained in any such refinancing or amendment are not materially more restrictive taken as a whole (as determined in good faith by the chief financial officer of PAAC) than those provided for in such Indebtedness being refinanced or amended;

          (e) encumbrances or restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to
     Section 7.2.1, provided that any such encumbrances or restrictions are not materially more restrictive taken as a whole (as determined in good faith by the chief financial officer of PAAC) than the most restrictive of those provided for in the Indebtedness referred to in clause (a), (b) or (c) of this Section;

          (f) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease;

          (g) any restriction with respect to a Restricted Subsidiary of PAAC imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary in compliance with the provisions hereof pending the closing of such sale or disposition; or

          (h)  any encumbrance or restriction due to applicable law.

     SECTION 7.2.5. Consolidation, Merger, etc. (a) Neither the Borrower nor PAAC will consolidate with, merge into or amalgamate with, or sell, assign, convey, lease or transfer all or substantially all of its assets and those of its Subsidiaries taken as a whole to, any Person, unless

          (i) the resulting, surviving or transferee Person expressly assumes all the obligations of the Borrower or PAAC, as the case may be, under this Agreement, the Term Notes and each other Loan Document to which the Borrower or PAAC, as the case may be, is a party pursuant to amendments in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

          (ii) such Person is organized and existing under the laws of the United States of America, a state thereof or the District of Columbia, or, in the case of PCICC, Canada or a province thereof;

          (iii) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, such Person could incur $1.00 of additional Indebtedness pursuant to the first sentence of
     Section 7.2.1 (assuming a market rate of interest with respect to such additional Indebtedness);

          (iv) at the time of the occurrence of such transaction and after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of such Person is equal to or greater than the Consolidated Net Worth of the Borrower or PAAC, as the case may be, immediately prior to such transaction;

          (v) each Guarantor, to the extent applicable, will acknowledge and confirm in writing that its Guaranty will apply to such Person's obligations under this Agreement, the Term Notes and each other Loan Document to which it is (or will become) a party; and

          (vi) immediately before and immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower, PAAC or any of their respective Restricted Subsidiaries or of such Person as a result of such transaction as having been incurred by the Borrower, PAAC or such Restricted Subsidiary or such Person, as the case may be, at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

     The Borrower or PAAC, as the case may be, shall deliver to the Administrative Agent prior to the consummation of the proposed transaction an Officers' Certificate to the foregoing effect and an Opinion of Counsel, covering clauses (i), (ii), (v) and (vi) above, stating that the proposed transaction and such amendments comply with this Agreement.

     (b) No PAI Guarantor will, and the Borrower and PAAC will not permit any PAI Guarantor to, in a single transaction or series of related transactions merge, amalgamate or consolidate with or into any other Person (other than, in the case of a Restricted Subsidiary of a PCIFP Company, such PCIFP Company), in the case of a PCIFP Company, another PCIFP Company, or in the case of any other PAI Guarantor, the Borrower or PAAC (provided that the Borrower or PAAC, as the case may be, would be in compliance with the other terms of this Agreement, including the preceding paragraph (a)), or any other PAI Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than, in the case of a Restricted Subsidiary of a PCIFP Company, such PCIFP Company), in the case of a PCIFP Company, another PCIFP Company, or in the case any other PAI Guarantor, the Borrower or PAAC (provided that the Borrower or PAAC, as the case my be, would be in compliance with the other terms of this Agreement, including the preceding paragraph (a)), or any other PAI Guarantor) unless at the time and giving effect thereto: (i) either (1) such PAI Guarantor is the continuing corporation or (2) the Person (if other than such PAI Guarantor) formed by such consolidation or into which such PAI Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such PAI Guarantor is a corporation duly organized and validly existing under the laws of the United States of America, any state thereof, the District of Columbia or Canada or a province thereof and expressly assumes all the obligations of such PAI Guarantor under the applicable PAI Guaranty and each other Loan Document to which it is a party pursuant to amendments in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; and (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Such PAI Guarantor shall deliver to the Administrative Agent prior to the consummation of the proposed transaction, in form and substance reasonably satisfactory to the Administrative Agent, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or disposition and such amendments, if required, comply with this Agreement. The provisions of this paragraph (b) will not apply to any transaction (including any Asset Sale made in accordance with Section 7.2.6) with respect to any PAI Guarantor if the applicable PAI Guaranty of such PAI Guarantor is released in connection with such transaction in accordance with the applicable provisions of this Agreement and the other Loan Documents. Upon any sale, exchange, transfer or other disposition to any Person of all of the Borrower's, PAAC's or their respective Restricted Subsidiaries' Equity Interests in, or all or substantially all of the assets of, any PAI Guarantor which is in compliance with this Agreement and the other Loan Documents, such PAI Guarantor will be released from all its obligations under the PAI Guaranty to which it is party.

     (c) Upon any consolidation, merger or amalgamation, or any sale, assignment, conveyance, transfer or disposition of all or substantially all of the properties and assets of the Borrower, PAAC or any PAI Guarantor in accordance with the foregoing provisions of this Section 7.2.5, the successor Person formed by such consolidation or into which the Borrower, PAAC or such PAI Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower, PAAC or such PAI Guarantor, as the case may be, under this Agreement, the Term Notes and/or the applicable PAI Guaranty, as the case may be, with the same effect as if such successor had been named as the Borrower, PAAC or such PAI Guarantor, as the case may be, herein, in the Term Notes and/or in such PAI Guaranty, as the case may be. When a successor assumes all the obligations of its predecessor under this Agreement, the Term Notes or the applicable PAI Guaranty, as the case may be, the predecessor shall be released from those obligations; provided, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on, or any other Obligation relating to, this Agreement, the Term Notes or such PAI Guaranty, as the case may be.

     SECTION 7.2.6. Asset Dispositions, etc. (a) The Borrower and PAAC will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Sale (other than, in the case of a PCIFP Company or a Restricted Subsidiary of such PCIFP Company, to such PCIFP Company or another Restricted Subsidiary of such PCIFP Company, and, in the case of PAAC or a Restricted Subsidiary of PAAC (other than a PCIFP Company and its Restricted Subsidiaries), to PAAC or another Restricted Subsidiary of PAAC (other than a PCIFP Company and its Restricted Subsidiaries)) unless (i) the Borrower, PAAC or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and at least 80% of the consideration received by the Borrower, PAAC or such Restricted Subsidiary from such Asset Sale is in the form of cash and no portion thereof shall consist of inventory or accounts receivable or other property that would become subject to a Lien held by any other creditor of the Borrower, PAAC or of their respective Restricted Subsidiaries; provided, however, that the amount of any cash equivalent or note or other obligation received by the Borrower, PAAC or such Restricted Subsidiary from the transferee in any such transaction that is converted within 90 days by the Borrower, PAAC or such Restricted Subsidiary into cash will be deemed upon such conversion to be cash for purposes of this provision; (ii) to the extent such Asset Sale involves Collateral, (x) the consent of the Required Lenders shall be obtained prior to the consummation of such sale and (y) the Borrower and PAAC shall cause the aggregate cash proceeds received by any PCIFP Company or any of its Restricted Subsidiaries, in respect of such Asset Sale which are allocated to the Collateral, net of the items set forth in clauses (i) through
(vi) of the definition of Net Proceeds (the "Collateral Proceeds") to be deposited with the Collateral Agent in the Intercreditor

Collateral Account as and when received by any PCIFP Company or any of its Restricted Subsidiaries and shall otherwise comply with the Intercreditor Agreement; and (iii) the Net Proceeds received by the Borrower, PAAC or such Restricted Subsidiary from such Asset Sale are applied in accordance with the following paragraphs.

     (b) (i) When the aggregate amount of Net Proceeds from all PAAC Asset Sales since June 17, 1997 exceeds $35,000,000, the Borrower and PAAC shall apply, subject to Section 3.1.2 and the provisions, if applicable, of the Intercreditor Agreement, 100% of such Net Proceeds in excess of $35,000,000 (including 100% of the Net Proceeds of each PAAC Asset Sale subsequent to the PAAC Asset Sale which results in Net Proceeds from all PAAC Asset Sales since June 17, 1997 exceeding $35,000,000) that are not required pursuant to the terms of the Existing Term Loan Agreement or the Existing Senior Secured Notes, in each case as in effect on the date hereof, to prepay or purchase Indebtedness outstanding under the Existing Term Loan Agreement or the Existing Senior Secured Notes, respectively, to prepay the Term Loans on or prior to the tenth Business Day following the date on which such Net Proceeds are received by PAAC or its applicable Restricted Subsidiary at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of prepayment.

     (ii) When the aggregate amount of Net Proceeds from all PCIFP Asset Sales since the Closing Date exceeds $35,000,000, the Borrower and PAAC shall apply, subject to Section 3.1.2 and the provisions, if applicable, of the Intercreditor Agreement, 100% of such Net Proceeds in excess of $35,000,000 (including 100% of the Net Proceeds of each PCIFP Asset Sale subsequent to the PCIFP Asset Sale which results in Net Proceeds from all PCIFP Asset Sales since the date hereof exceeding $35,000,000) to prepay the Term Loans on or prior to the tenth Business Day following the date on which such Net Proceeds are received by any PCIFP Company or any of their Restricted Subsidiaries at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of prepayment.

     (c) If all or a portion of the Net Proceeds of any Asset Sale are not required to be applied to prepay the Term Loans pursuant to the preceding paragraph (b), then the Borrower or PAAC may, within 365 days of such Asset Sale, invest Net Proceeds resulting from a PAAC Asset Sale in PAAC or in one or more of its Restricted Subsidiaries (other than a PCIFP Company or one of its Restricted Subsidiaries) engaged in a Related Business and invest Net Proceeds resulting from a PCIFP Asset Sale in the PCIFP Company whose assets were sold or in one or more of such PCIFP Company's Restricted Subsidiaries engaged in a Related Business. The amount of such Net Proceeds not used to or invested as set forth in this paragraph shall be applied by the Borrower or PAAC, subject to Section 3.1.2 and the provisions, if applicable, of the Intercreditor Agreement, to the prepayment of the Term Loans on or prior to the tenth Business Day following the date such Net Proceeds are not so used or invested at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of prepayment; provided, however, that to the extent such Net Proceeds are subject to Section 1009 of the Senior Secured Note Indenture, the principal amount of Term Loans required to be prepaid on account of such Net Proceeds shall not exceed the Pro Rata Share (as defined in the Intercreditor Agreement) of such Net Proceeds applicable to the Term Loans.

     (d) Until such time as the Net Proceeds from any Asset Sale are applied in accordance with this Section, such Net Proceeds will be segregated from the other assets of the Borrower, PAAC and their respective Subsidiaries and invested in cash or Eligible Investments, except that the Borrower, PAAC or their relevant Restricted Subsidiary may use any Net Proceeds pending the utilization thereof in the manner (and within the time period) described above, and (except as to Collateral Proceeds) to repay revolving loans (under the Revolving Credit Agreement or otherwise) without a permanent reduction of the commitment thereunder.

     (e) The Borrower and PAAC will not, and will not permit any of their Restricted Subsidiaries to, create or permit to exist or become effective any consensual restriction other than restrictions not more restrictive taken as a whole (as determined in good faith by the chief financial officer of PAAC) than those in effect under Existing Indebtedness and the Revolving Credit Agreement that would materially impair the ability of the Borrower or PAAC to comply with the provisions of this Section.

     (f) If at any time any non-cash consideration (other than any such consideration consisting of inventory, accounts receivable and certain related assets securing or permitting to secure the Revolving Credit Agreement) is received by the Borrower, PAAC or any of their Restricted Subsidiaries, as the case may be, in connection with any Asset Sale of assets which includes Collateral, such non-cash consideration shall be made subject to the Lien of the applicable Security Document in the manner contemplated in the Intercreditor Agreement to the extent of the purchase price allocated to such Collateral. If and when any such non-cash consideration received from any Asset Sale (whether or not relating to Collateral) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this Section 7.2.6.

     (g) All Insurance Proceeds and all Net Awards required to be delivered to the Collateral Agent pursuant to any Security Document shall constitute Trust Moneys and shall be delivered by the Borrower, PAAC or the applicable Restricted Subsidiary of PAAC, as the case may be, to the Collateral Agent contemporaneously with receipt by the Borrower, PAAC or such Restricted Subsidiary and be deposited into the Intercreditor Collateral Account and applied in accordance with the applicable provisions of the Intercreditor Agreement. Insurance Proceeds and Net Awards so deposited that may be applied by the Borrower, PAAC or such Restricted Subsidiary to effect a Restoration of the affected Collateral under the applicable Security Agreement may be withdrawn from the Intercreditor Collateral Account only in accordance with the applicable provisions of the Intercreditor Agreement. Insurance Proceeds and Net Awards so deposited that are not applied to effect a Restoration of the affected Collateral under such Security Document may only be withdrawn in accordance with applicable provisions of the Intercreditor Agreement.

     SECTION 7.2.7. Modification of Certain Agreements. The Borrower and PAAC will not, and will not permit any of their Restricted Subsidiaries to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, (i) the Security Documents in any manner or to any extent that would constitute an Event of Default hereunder or under the Security Documents (provided that this Agreement and the Security Documents may be amended, modified or supplemented as set forth in Section 10.1), (ii) the Purchase Agreement or any other Acquisition Agreement, except to the extent such amendment, modification or supplement would not have an adverse effect on the Lenders, (iii) the Senior Secured Notes, the Senior Secured Note Indenture, the Existing Senior Secured Notes, the Existing Senior Secured Note Indenture and the Existing Term Loan Agreement, except to the extent such amendment, modification or supplement would not have a material adverse effect on the Lenders (it being acknowledged by each of the Borrower and PAAC that, without limitation, any increase in the interest rate on the Senior Secured Notes, the Existing Senior Secured Notes or the loans under the Existing Term Loan Agreement, any reduction in the tenor or average life thereof and any modification of (including any addition to) the covenants, defaults and remedies set forth therein or applicable thereto (without a corresponding modification to the covenants, defaults, defaults and remedies applicable to the Obligations) which make such provisions more burdensome as a whole to the Borrower, PAAC and their respective Restricted Subsidiaries shall in each case be deemed to be materially adverse to the Lenders) or (iv) the Revolving Credit Agreement, except to the extent such amendment, modification or supplement would not have a material adverse effect on the Lenders (it being acknowledged by each of the Borrower and PAAC that the extension or similar modification of any grace period set forth therein shall in each case be deemed to be materially adverse to the Lenders).

     SECTION 7.2.8. Transactions with Affiliates. (a) The Borrower, PAAC and their respective Restricted Subsidiaries will not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates (other than, in the case of a PCIFP Company or one of its Restricted Subsidiaries, with such PCIFP Company or one of its other Restricted Subsidiaries, or, in the case of PAAC or one of its Restricted Subsidiaries (other than a PCIFP Company or one of its Restricted Subsidiaries), with PAAC or one of its other Restricted Subsidiaries (other than a PCIFP Company or one of its Restricted Subsidiaries)), except on an arm's-length basis and if (x)(i) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of a loan), together with the aggregate rental value, remuneration or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, exceeds $750,000, the Borrower or PAAC, as applicable, delivers Board Resolutions to the Administrative Agent evidencing that the Board of Directors and the Independent Directors that are disinterested each have (by a majority vote) determined in good faith that the aggregate rental value, remuneration or other consideration (including the value of any loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Borrower, PAAC or any of their Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Borrower, PAAC or any of their Subsidiaries, as the case may be, and (ii) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of any loan), together with the aggregate rental value, remuneration or other consideration (including the value of any loan) of all such other transactions consummated in the year during which such transactions are proposed to be consummated, exceeds $7,500,000, the Borrower or PAAC, as applicable, delivers to the Administrative Agent Board Resolutions as described in clause (x)(i) above and an opinion of a nationally recognized investment banking firm, unaffiliated with the Borrower or PAAC, as applicable, and the Affiliate which is party to such transaction, to the effect that the aggregate rental price, remuneration or other consideration (including the value of a loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Borrower, PAAC or any of their Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a Person not affiliated with the Borrower, PAAC or any of their Subsidiaries, as the case may be, and
(y) all such transactions referred to in clauses (x)(i) and (ii) above are entered into in good faith. Any transaction required to be approved by Independent Directors pursuant to the preceding paragraph must be approved by at least one such Independent Director.

     (b) The provisions of the preceding paragraph do not prohibit (i) any Restricted Payment permitted to be paid pursuant to Section 7.2.3, (ii) any Investment made in Kemwater during a period of three years following the Closing Date, provided that such Investment matures or is required to be redeemed within one year of its being made, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business consistent with past practices, not to exceed $500,000 aggregate principal amount outstanding at any time, (v) the payment of fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower, PAAC or any of their Subsidiaries, as determined by the board of directors of the Borrower, PAAC or any of their Subsidiaries in good faith and (vi) Existing Affiliate Agreements, including amendments thereto entered into after the Closing Date provided that the terms of any such amendment either (A) are not, in the aggregate, less favorable to PAAC than the terms of such agreement prior to such amendment, or (B) if such terms are, in the aggregate, less favorable to PAAC such amendment satisfies the requirements of the preceding paragraph.

     SECTION 7.2.9. Impairment of Security Interest. (a) The Borrower and PAAC will not, and will not cause or permit any of their Restricted Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the Liens and security interest in favor of the Administrative Agent for the benefit of the Lenders with respect to the Collateral and the Borrower and PAAC will not grant to any Person, or suffer any Person to have any interest whatsoever in the Collateral, in each case other than as otherwise permitted by this Agreement, the Senior Secured Note Indenture or the Security Documents. The Borrower and PAAC will not, and will not permit PCAC to, grant a security interest in, or permit any Lien to exist on, the St. Gabriel Pipeline other than Permitted Liens and Liens in favor of the Collateral Agent pursuant to a Security Document.

     (b) The Borrower and PAAC will not, and will not cause or permit any of their Restricted Subsidiaries to, enter into any agreement or instrument that by its terms requires that the proceeds received from any sale of Collateral be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than pursuant to this Agreement or the Senior Secured Indenture. A release of any of the Collateral strictly in accordance with the terms and conditions of this Agreement and the Security Documents will not be deemed for any purpose to be an impairment of security under this Agreement.

     (c) Subject to the provisions of this Agreement, the Existing Term Loan Agreement and the Intercreditor Agreement, the Borrower and PAAC will not, and will not cause or permit any of their Restricted Subsidiaries to, enter into any agreement or instrument that by its terms requires that the Borrower, PAAC or any such Restricted Subsidiary pledge the Capital Stock of (i) any PCIFP Company and any of its Restricted Subsidiaries and (ii) any other Restricted Subsidiary of PAAC that (A) is engaged in any business activity other than the holding of the Capital Stock of one or more Subsidiaries of PAAC (or in the case of Imperial, engaging in any business activity other than the holding of its Investment in Kemwater) and (B) has assets equal to or greater than 5% of PAAC's total assets determined on a consolidated basis as of the time of determination.

     SECTION 7.2.10. Stock of Subsidiaries. (a) PAAC (i) will not, and will not permit any of its Wholly-Owned Restricted Subsidiaries (other than a PCIFP Company and its Subsidiaries) to, transfer, convey, sell or otherwise dispose of any Capital Stock of any such Wholly-Owned Restricted Subsidiary (other than All-Pure and its Subsidiaries) to any Person (other than PAAC or a Wholly-Owned Restricted Subsidiary of PAAC), unless (A) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (B) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 7.2.6, and (ii) will not permit any such Wholly-Owned Restricted Subsidiary (other than a PCIFP Company and its Subsidiaries and All-Pure and its Subsidiaries) to issue any of its Equity Interests (other than, if necessary, Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, to the extent mandated by applicable law) to any Person other than to PAAC or a Wholly-Owned Restricted Subsidiary of PAAC.

     (b) The Borrower and PAAC (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of a PCIFP Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Wholly-Owned Restricted Subsidiary of a PCIFP Company to any Person (other than such PCIFP Company or a Wholly-Owned Restricted Subsidiary of such PCIFP Company), and (ii) will not permit any Wholly-Owned Restricted Subsidiary of any PCIFP Company to issue any of its Equity Interests (other than, if necessary, Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, to the extent mandated by applicable law) to any Person other than to the Borrower or such PCIFP Company, respectively, or any of their respective Wholly-Owned Restricted Subsidiaries.

     SECTION 7.2.11. Sale and Leaseback. The Borrower and PAAC will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless (i) at the time of the occurrence of such transaction and after giving effect to such transaction and (x) in the case of a Sale and Leaseback Transaction which is a Capitalized Lease Obligation, giving effect to the Indebtedness in respect thereof, and (y) in the case of any other Sale and Leaseback Transaction, giving effect to the Attributable Indebtedness in respect thereof, the Borrower, PAAC or such Restricted Subsidiary could incur $1.00 of additional Indebtedness pursuant to the first sentence of Section 7.2.1, (ii) at the time of the occurrence of such transaction, the Borrower, PAAC or such Restricted Subsidiary could incur Indebtedness secured by a Lien on property in a principal amount equal to or exceeding the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to Section 7.2.2, and (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Borrower or PAAC, whichever applicable, applies the proceeds of such transaction in compliance, with Section 7.2.6.

     SECTION 7.2.12. Limitation on Applicability of Certain Covenants. Notwithstanding anything to the contrary herein, the covenants set forth in Sections 7.2.1, 7.2.2, 7.2.3, 7.2.4, 7.2.6, and 7.2.8 hereof with respect to
PAAC and its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) shall not apply to transactions effected pursuant to and in accordance with the Contingent Payment Agreement and amounts related to such transactions shall not be required to be included in any calculation required by any such covenant. Such transactions include (i) any payment made by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries), (ii) any assets or property transferred by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries), (iii) the application of any proceeds received by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) in connection with any transfer of assets or property made by such Person, (iv) any escrow or segregation of moneys to be paid by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries), (v) any Investment of such escrowed or segregated moneys by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) or any other Investment under the Contingent Payment Agreement,
(vi) any obligation of PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) to make any such payments or to effect any such escrow or segregation of moneys, (vii) any Indebtedness incurred by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) that is non-recourse to the assets of PAAC, such Restricted Subsidiary or any other such Restricted Subsidiary, other than the borrower's interest in Basic Investments, Inc., Victory Valley Land Company, L.P., the Excess Land and/or any other assets or funds held under the Contingent Payment Agreement, and as to which neither PAAC nor any Restricted Subsidiary (other than the borrower) provides credit support or is directly or indirectly liable, or (viii) any Lien incurred by PAAC or any of its Restricted Subsidiaries (other than a PCIFP Company and its Restricted Subsidiaries) in connection with Indebtedness described in clause (vii) above that does not extend to assets of PAAC or any of its Restricted Subsidiaries other than such Person's interest in Basic Investments, Inc., Victory Valley Land Company, L.P., the Excess Land and/or any other assets or funds held under the Contingent Payment Agreement.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

     SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

     SECTION 8.1.1. Non-Payment of Obligations. (a) The Borrower shall default in the payment or prepayment of any principal of, or premium with respect to, any Term Loan when due or (b) any Obligor (including the Borrower) shall default (and such default shall continue unremedied for a period of five Business Days) in the payment when due of any interest or fee with respect to any Term Loan or any other monetary Obligation.

     SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower, PAAC or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate (including each Closing Date Certificate) furnished by or on behalf of PCI, the Borrower, PAAC or any other Obligor to any Agent, the Arranger or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

     SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. Any Obligor (including the Borrower and PAAC) shall default in the due performance and observance of any of its obligations under Sections 7.1.7,
 7.1.9, 7.2.1, 7.2.2, 7.2.3, 7.2.5, 7.2.6, 7.2.10 or 7.2.11.

     SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor (including the Borrower and PAAC) shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Borrower or PAAC by the Administrative Agent at the direction of the Required Lenders specifying such default and demanding that it be remedied.

     SECTION 8.1.5. Disaffirmation of Obligations. (a) The Borrower or PAAC shall either deny or disaffirm its obligations under this Agreement or any other Loan Document or (b) any PAI Guarantor or other Obligor shall either deny or disaffirm its obligations under the Guaranty or any other Loan Document executed by it.

     SECTION 8.1.6. Effectiveness and Enforceability of Guarantees. Any Guaranty for any reason ceases to be, or is asserted in writing by any Guarantor or the Borrower not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated in such Guaranty.

     SECTION 8.1.7. Default on Other Indebtedness. A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness, other than Indebtedness described in Section 8.1.1, of the Borrower, PAAC or any of their Subsidiaries having a principal amount in excess of $5,000,000 or (ii) in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

     SECTION 8.1.8. Judgments. A final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Borrower, PAAC or any or their Restricted Subsidiaries and such judgment or judgments remain undischarged, unbonded or unstayed for a period of sixty days, provided that the aggregate of all such judgments (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) equals or exceeds $5,000,000.

     SECTION 8.1.9.  Bankruptcy, Insolvency, etc.

          (a) The Borrower, PAAC, any PAI Guarantor or any Restricted Subsidiary of PAAC pursuant to or within the meaning of any U.S. Bankruptcy Law:

               (i)  commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case in which it is a debtor,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

               (iv) makes a general assignment for the benefit of its creditors,

               (v) admits in writing its inability to pay debts as the same become due;

          (b) a court of competent jurisdiction enters an order or decree under any U.S. Bankruptcy Law that:

               (i) is for relief against the Borrower, PAAC, any PAI Guarantor or any Restricted Subsidiary of PAAC in an involuntary case in which it is a debtor,

               (ii) appoints a Custodian of the Borrower, PAAC, any PAI Guarantor or any Restricted Subsidiary of PAAC or for all or substantially all of their property,

               (iii) orders the liquidation of the Borrower, PAAC, or any PAI Guarantor or any Restricted Subsidiary of PAAC,

     and the order or decree remains unstayed and in effect for sixty days; or

          (c) PCICC, any other Restricted Subsidiary of PAAC subject to any Canadian Bankruptcy Law or any PAI Guarantor subject to Canadian Bankruptcy Law within the meaning of any Canadian Bankruptcy Law:

               (i) becomes insolvent or generally does not pay its debts as such debts become due,

               (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors,

               (iii) files a notice of intention to file a proposal under any Canadian Bankruptcy Law,

               (iv) institutes or has instituted against it any proceeding seeking:

                    (A)  to adjudicate it a bankrupt or insolvent,

                    (B) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Canadian Bankruptcy Law, or

                    (C) the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, assignee, liquidator, sequestrator, trustee or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not instituted by it), it shall not be actively and diligently contesting such proceeding in good faith by appropriate legal proceedings or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur, or

               (v) takes any corporate action to authorize any of the foregoing actions.

     SECTION 8.1.10. Impairment of Security, etc. Any of the Security Documents ceases to give the Collateral Agent a valid and perfected Lien of the priority required thereby or the rights, powers and privileges purported to be created thereby (other than in accordance with their respective terms), or any of the Security Documents is declared null and void, or the Borrower, or any other Obligor denies any of its obligations under any of the Security Documents or any Collateral becomes subject to any Lien other than the Liens created or permitted by the Security Documents or this Agreement.

     SECTION 8.2. Action if Bankruptcy, etc. If any Event of Default described in clause (a), (b) or (c) of Section 8.1.9 shall occur the Term Loan Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Term Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

      SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than an Event of Default described in clause (a), (b) or (c) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Term Loans and other Obligations to be due and payable and/or declare the Term Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Term Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Term Loan Commitments shall terminate.

                                   ARTICLE IX

                                    GUARANTY

     SECTION 9.1. Guaranty. The Parent Guarantor hereby absolutely, unconditionally and irrevocably

          (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Section 502(b) and
     Section 506(b)), and

          (b) indemnifies and holds harmless each Lender Party and each holder of a Term Note for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Lender Party or such holder, as the case may be, in enforcing any rights under the guaranty set forth in this Article IX.

The guaranty set forth in this Article IX constitutes a guaranty of payment when due and not of collection, and the Parent Guarantor specifically agrees that it shall not be necessary or required that any Lender Party or any holder of any Term Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Obligor (or any other Person) before or as a condition to the obligations of the Parent Guarantor under the guaranty set forth in this Article IX.

     SECTION 9.2. Acceleration of Parent Guaranty. The Parent Guarantor agrees that, in the event of any Default of the nature set forth in clause (a),
(b) or (c) of Section 8.1.9, and if such event shall occur at a time when any of the Obligations of the Borrower and each other Obligor may not then be due and payable, the Parent Guarantor agrees that it will pay to the Administrative Agent for the account of the Lender Parties forthwith the full amount which would be payable under the guaranty set forth in this Article IX by the Parent Guarantor if all such Obligations were then due and payable.

     SECTION 9.3.  Guaranty Absolute, etc.  The guaranty set forth in this
Article IX shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower and each other Obligor have been paid in full in cash, all obligations of the Parent Guarantor under the guaranty set forth in this Article IX shall have been paid in full in cash and the Term Loan Commitment shall have terminated. The Parent Guarantor guarantees that the Obligations of the Borrower will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any Term Note with respect thereto. The liability of the Parent Guarantor under the guaranty set forth in this Article IX shall be absolute, unconditional and irrevocable irrespective of:

          (a) any lack of validity, legality or enforceability of this Agreement, any Term Note or any other Loan Document;

          (b)  the failure of any Lender Party or any holder of any Term Note

               (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Obligor or any other Person (including any other guarantor (including the Parent Guarantor)) under the provisions of this Agreement, any Term Note, any other Loan Document or otherwise, or

               (ii) to exercise any right or remedy against any other guarantor (including the Parent Guarantor) of, or collateral securing, any Obligations of the Borrower;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower, or any other extension, compromise or renewal of any Obligation of the Borrower;

          (d) any reduction, limitation, impairment or termination of any Obligations of the Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower or otherwise;

          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Term Note or any other Loan Document;

          (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party or any holder of any Term Note securing any of the Obligations of the Borrower;

          (g) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations and the obligations of any Guarantor;

          (h) the application by the Administrative Agent or the Lenders of all monies at any time and from time to time received from the Borrower, any Guarantor or any other Person on account of any Obligations owing by the Borrower or any Guarantor to the Administrative Agent or the Lenders, in such manner as the Administrative Agent or the Lenders deems best and the changing of such application in whole or in part and at any time or from time to time, or any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations;

          (i) any change in the name, business, capital structure or governing instrument of the Borrower or any Guarantor or any refinancing or restructuring of any of the Obligations;

          (j) the sale of the Borrower's or any Guarantor's business or any part thereof;

          (k) subject to Section 7.2.5, any merger or consolidation, arrangement or reorganization of the Borrower, any Guarantor, any Person resulting from the merger or consolidation of the Borrower or any Guarantor with any other Person or any other successor to such Person or merged or consolidated Person or any other change in the corporate existence, structure or ownership of the Borrower or any Guarantor; or

          (l) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

     SECTION 9.4. Reinstatement, etc. The Parent Guarantor agrees that the guaranty set forth in this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party or any holder of any Term Note, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

     SECTION 9.5. Waiver, etc. The Parent Guarantor hereby waives promptness, diligence, notice of acceptance and, to the extent permitted by law, any other notice with respect to any of the Obligations of the Borrower and the guaranty set forth in this Article IX and any requirement that the Administrative Agent, any other Lender Party or any holder of any Term Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of the Borrower.

     SECTION 9.6. Postponement of Subrogation, etc. The Parent Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guaranty set forth in this Article IX, by any payment made under the guaranty set forth in this Article IX or otherwise, until the prior payment in full in cash of all Obligations of the Borrower and each other Obligor and the termination of the Term Loan Commitment. Any amount paid to the Parent Guarantor on account of any such subrogation rights prior to the payment in full in cash of all Obligations of the Borrower and each other Obligor shall be held in trust for the benefit of the Lender Parties and each holder of a Term Note and shall immediately be paid to the Administrative Agent for the benefit of the Lender Parties and each holder of a Term Note and credited and applied against the Obligations of the Borrower and each other Obligor, whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if

          (a) the Parent Guarantor has made payment to the Lender Parties and each holder of a Term Note of all or any part of the Obligations of the Borrower, and

          (b) all Obligations of the Borrower and each other Obligor have been paid in full in cash, and the Term Loan Commitment has been terminated,

each Lender Party and each holder of a Term Note agrees that, at the Parent Guarantor's request, the Administrative Agent, on behalf of the Lender Parties and the holders of the Term Notes, will execute and deliver to the Parent Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent Guarantor of an interest in the Obligations of the Borrower resulting from such payment by the Parent Guarantor. In furtherance of the foregoing, for so long as any Obligations or the Term Loan Commitment remain outstanding, the Parent Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guaranty set forth in this Article IX to any Lender Party or any holder of a Term Note.

     SECTION 9.7. Successors, Transferees and Assigns; Transfers of Term Notes, etc. The guaranty set forth in this Article IX shall:

          (a) be binding upon the Parent Guarantor, and its successors, transferees and assigns; and

          (b) inure to the benefit of and be enforceable by the Administrative Agent and each other Lender Party.

Without limiting the generality of the foregoing clause (b), any Lender may assign or otherwise transfer (in whole or in part) any Term Note or Term Loan held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including the guaranty set forth in this

Article IX) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.11 and Article X.


                                   ARTICLE X

                                   THE AGENTS

     SECTION 10.1. Appointment of Agents. Each Lender hereby irrevocably appoints DLJ as Syndication Agent, Salomon as Documentation Agent and BofA as its Administrative Agent under and for purposes of this Agreement, the Term Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Term Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.
The provisions of this Article X are solely for the benefit of the Agents and Lenders, and neither the Borrower, PAAC nor any other Obligor shall have any rights as a third- party beneficiary of any of the provisions hereof other than with respect to an Agent's resignation. In performing their functions and duties under this Agreement and each other Loan Document, the Agents shall act solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower, PAAC or any other Obligor.

     SECTION 10.2. Intercreditor Agreement and Collateral Agent; Power of Attorney.

     (a) Each Agent (in its capacity as an Agent) and each Lender consents and agrees to all of the terms and provisions of the Intercreditor Agreement and the other Security Documents, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions of the Security Documents and this Agreement, and authorizes and directs the Collateral Agent to act as mortgagee or secured party with respect thereto or to act as collateral agent pursuant to the Intercreditor Agreement.

     (b) For purposes of constituting security on PCICC's property located in the Province of Quebec pursuant to the Quebec Mortgage and Security Agreement as security for the due payment of all obligations of PCICC under each Canadian Demand Debenture and the performance by PCICC of all of its obligations contained in the Canadian Demand Debenture, the Administrative Agent and each Lender hereby irrevocably grants to the Collateral Agent, for the purposes of holding, on behalf of and for the benefit of the Administrative Agent and the Lenders, the security constituted by PCICC under the Quebec Mortgage and Security Agreement, a power of attorney (within the meaning of the Civil Code of Quebec) of the Administrative Agent and the Lenders. To the extent that any Person becomes the Administrative Agent or a Lender under this Agreement after the date hereof, then such Person, by becoming bound by the terms and conditions of this Agreement, whether by assignment or otherwise, shall be automatically deemed to have ratified and consented to the irrevocable granting by the Administrative Agent and Lenders to the Collateral Agent of the power of attorney constituted hereunder.

     SECTION 10.3. Nature of Duties of the Agents. The Agents shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and each other Loan Document. Neither the Agents nor any of their officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or under each other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. No duty to act, or refrain from acting, and no other obligation whatsoever, shall be implied on the basis of or imputed in respect of any right, power or authority granted to any Agent or shall become effective in the event of any temporary or partial exercise of such rights, power or authority.

     SECTION 10.4. General Immunity. Neither the Agents, the Arranger nor any of their directors, officers, agents, attorneys or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any other Loan Document or in connection herewith or therewith except for its or their own willful misconduct or gross negligence. Without limiting the generality of the foregoing, the Agents and the Arranger: (i) shall not be responsible to the Lenders for any recitals, statements, warranties or representations under this Agreement or any other Loan Document or any agreement or document relative hereto or thereto or for the financial or other condition of any Obligor, (ii) shall not be responsible to the Lenders for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or any other agreements or any assignments, certificates, requests, financial statements, projections, notices, schedules or opinions of counsel executed and delivered pursuant hereto or thereto, (iii) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of Obligors or of any of the terms of any such agreement by any party hereto or thereto and shall have no duty to inspect the property (including the books and records) of any Obligor, (iv) shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, PAAC or another Obligor or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or in any other Loan Document or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected, enforced, realized upon or are entitled to any particular priority, and (v) shall incur no liability under or in respect of this Agreement or any other Loan Document or any other document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopier or similar form of facsimile transmission) believed by the Agents to be genuine and signed or sent by the proper party. The Agents may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by the Agents and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 10.5. Successor. Each of the Syndication Agent and the Documentation Agent may resign as such upon one Business Day's notice to the Borrower and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 20 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (i) this
Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and
(ii)  Section 11.3 and Section 11.4 shall continue to inure to its benefit.

     SECTION 10.6. Agents in their Capacity as Lenders. With respect to their obligation (if any) to lend under this Agreement and each other Loan Document, the Agents shall have the same rights and powers under this Agreement and each other Loan Document as any Lender and may exercise the same as though it were not an Agent. "Lender" or "Lenders" shall, unless the context otherwise indicates, include each Agent in its capacity as a Lender hereunder. The Agents, any Lender and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any other Obligor, as if it were not an Agent or as if it or they were not a Lender hereunder and without any duty to account therefor to the other parties to this Agreement; provided, that the obligations of the Borrower under such transactions shall not be deemed to be Obligations secured by any Collateral without the prior written agreement of the Required Lenders. In furtherance of the foregoing, each Lender acknowledges that, as of the date hereof, (i) BofA is not a Lender under this Agreement, (ii) BofA is the sole lender (and the administrative agent) under the Revolving Credit Agreement and
(iii) pursuant to the Revolving Credit Agreement, BofA is the beneficiary of certain Liens on the inventory, receivables and related general intangibles of the Borrower and its Subsidiaries.

     SECTION 10.7. Actions by Each Agent. (a) Actual Knowledge. Each Agent may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from the Borrower or the Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

     (b) Discretion to Act. Each Agent shall have the right to request instructions from the Required Lenders by notice to each Lender. If such Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the

Required Lenders, and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders. Each Agent may give any notice required under Article VIII hereof without the consent of any of the Lenders unless otherwise directed by the Required Lenders in writing and will, at the direction of the Required Lenders, give any such notice required under
Article VIII. Except for any obligation expressly set forth in this Agreement or any other Loan Document, each Agent may, but shall not be required to, exercise its discretion to act or not act, except that such Agent shall be required to act or not act upon the instructions of the Required Lenders (unless all of the Lenders are required to provide such instructions as provided in Section 10.1) and those instructions shall be binding upon each Agent and all Lenders; provided, however, that each Agent shall not be required to act or not act if to do so would expose such Agent to liability or would be contrary to this Agreement or any other Loan Document or to applicable law.

     SECTION 10.8. Right to Indemnity. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document or in relation hereto or thereto unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders further agree to indemnify each Agent ratably in accordance with their Percentages for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any other documents, and either not indemnified by the Borrower pursuant to Section 11.4 or with respect to which the Borrower has failed to fully honor its indemnification obligations under Section 11.4; provided, however, that no such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement results from such Agent's gross negligence or willful misconduct. Each Lender agrees to reimburse each Agent in the amount of its pro rata share of any out-of-pocket expenses for which such Agent is entitled to receive, but has not received, reimbursement pursuant to this Agreement. The agreements in this Section 10.8 shall survive the payment and fulfillment of the Obligations and termination of this Agreement.

     SECTION 10.9. Suits to Protect Collateral. Subject to the provisions of the Intercreditor Agreement, the Administrative Agent, acting at the written direction of the Required Lenders, shall have power to institute and to maintain, or direct the Collateral Agent to institute and maintain, such suits and proceeds as the Administrative Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Agreement or any other Loan Document, and such suits and proceedings as the Administrative Agent may deem expedient to preserve or protect its interest and the interests of the Lenders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens of the Collateral Agent in the Collateral or be prejudicial to the interests of the Lender or the Administrative Agent).

     SECTION 10.10. Determinations Relating to Collateral. In the event (i) the Administrative Agent shall receive any written request from the Borrower, PAAC or any other

Obligor under this Agreement or any other Loan Document for consent or approval with respect to any matter relating to any Collateral or the Borrower's, PAAC's or such Obligor's obligations with respect thereto or (ii) there shall be due to or from the Administrative Agent under the provisions of any this Agreement or any other Loan Document, any performance or the delivery of any instrument or (iii) the Administrative Agent shall become aware of any nonperformance by the Borrower, PAAC or any other Obligor of any covenant or any breach of any representation or warranty for the Borrower, PAAC or any other Obligor set forth in this Agreement or any other Loan Document, then, in each such event, the Administrative Agent shall be entitled, at the expense of the Borrower and subject to Section 10.7(b), to hire experts, consultants, agents and attorneys (including internal counsel) to advise the Administrative Agent on the manner in which the Administrative Agent should respond to such request or render any requested performance or response to such nonperformance or breach. The Administrative Agent shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney (including internal counsel) or agreed to by the Required Lenders pursuant to
Section 10.7(b).

     SECTION 10.11. Trust Moneys. To the extent Trust Moneys consist of insurance proceeds or condemnation or other taking awards, any such moneys which may be used to effect a restoration of the affected Collateral shall be permitted to be withdrawn by the Borrower and paid by the Collateral Agent in accordance with the Intercreditor Agreement.

     SECTION 10.12. Release of Collateral. Each Lender hereby irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, at its option and in its discretion, to release any and all guaranties of the Obligations and any Lien granted to or held by or in favor of the Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Lenders with respect to any Guarantor or Collateral (i) upon termination of the Lenders' obligations to make Term Loans and payment and satisfaction of all Term Loans and all other Obligations and which the Administrative Agent or the Collateral Agent, as the case may be, has been notified in writing are then due and payable; (ii) constituting Collateral being sold or disposed of if the Borrower certifies to the Administrative Agent and the Collateral Agent pursuant to an Officers' Certificate that the sale or disposition is made in compliance with the terms of this Agreement and the other Loan Documents (and, absent any actual knowledge of the Administrative Agent or the Collateral Agent, as the case may be, to the contrary, the Administrative Agent or the Collateral Agent, as the case may be, may rely conclusively on any such certificate, without further inquiry); (iii) as provided in Section 7.1.8(b); (iv) constituting property in which the Borrower, PAAC or any other Obligor owned no interest at the time the Lien was granted and at all times thereafter; or (v) if approved, authorized or ratified in writing by the Administrative Agent or the Collateral Agent, as the case may be, at the direction of all Lenders. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, each Lender will confirm in writing the Administrative Agent's or the Collateral Agent's, as the case may be, authority to release particular types or items of Collateral pursuant to this Section 10.12.

     Section 10.13. Holding of Security. Each Lender agrees (i) with the other Lenders that it will not, without the prior consent of the other Lenders, take or obtain any Lien on any property of PCICC to secure the Obligations of the Borrower hereunder or under any other Loan Document, except for the benefit of the Collateral Agent, for and on behalf of the Administrative Agent and of all the Lenders or as may otherwise be required by law; and (ii) that, notwithstanding the provisions of Section 32 of the Special Corporate Powers Act (Quebec), the

Collateral Agent, may as the person holding the power of attorney of the Administrative Agent and of the Lenders, acquire any title to indebtedness secured by any hypothec in its favor related to this Agreement or any other Loan Document.

     Section 10.14. Application of Proceeds of Collateral. The Administrative Agent shall apply the proceeds of any collection of the Collateral payable to the Administrative Agent for the benefit of it and the Lenders, first, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or otherwise in connection with this Agreement or any other Loan Document, including and together with any amounts then due and payable to the Administrative Agent (in its capacity as such) hereunder (including any amount then due and payable to the Administrative Agent pursuant to its rights to indemnification under Sections 10.5 and 10.8), and, second, to the payment in full of the Obligations then due and payable to the Lenders (such payment to be distributed among the Lenders pro rata in accordance with the amount of such Obligations owed to them on the date of such distribution).

     SECTION 10.15. Rights and Remedies to be Exercised by Administrative Agent Only. In the event any remedy may be exercised with respect to this Agreement or any other Loan Document or the Collateral, the Administrative Agent shall pursue remedies designated by the Required Lenders subject to the proviso set forth in Section 10.7(b). Each Lender agrees that no Lender shall have any right individually to realize upon the security created by any Security Document.

     SECTION 10.16. Credit Decisions. Each Lender acknowledges that it has, independently of and without reliance upon each Agent, the Arranger and each other Lender, and based on such Lender's review of the financial information of the Borrower and each other Obligor, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Term Loan Commitment. Each Lender also acknowledges that it will, independently of and without reliance upon each Agent, the Arranger and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Except as otherwise expressly provided for herein, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, litigation, liabilities or business of the Parent, the Borrower or any other Obligor.

     SECTION 10.17. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for such Lender's account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement (except to the extent any such Lender shall have provided written notice to the Administrative Agent that it is not to receive any such documents, instruments or communications). In the event such information is so furnished by any Agent, such Agent shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto.

     SECTION 10.18. The Syndication Agent, the Documentation Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Agents, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent, the Documentation Agent or the Administrative Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents.

     SECTION 10.19. Agreement to Cooperate. Each Lender agrees to cooperate to the end that the terms and provisions of this Agreement may be promptly and fully carried out. The Lenders also agree, from time to time, at the request of the Agents, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and intent of this Agreement and the other Loan Documents.

     SECTION 10.20. Lenders to Act as Agents. If any Collateral or proceeds thereof at any time comes into the possession or under the control of any Lender, such Lender shall hold such Collateral or proceeds thereof as agent for the joint benefit of the Lenders, and will, upon receipt therefor, deliver such Collateral or proceeds thereof to the Administrative Agent.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     SECTION 11.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

          (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

          (b) modify this Section 11.1, or clause (a) of Section 11.10, change the definition of "Required Lenders", increase the Term Loan Commitment Amount or the Percentage of any Lender, reduce any fees described in
     Section 3.3, release any Guarantor from its obligations under any Guaranty or release a substantial portion of the Collateral (except in each case as otherwise specifically provided in this Agreement, such Guaranty or applicable Security Document) or extend the Term Loan Commitment Termination Date shall be made without the consent of each Lender adversely affected thereby;

          (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on or fees payable in respect of any Term Loan or reduce the principal amount of or rate of interest on any Term Loan shall be made without the consent of the holder of the Term Note evidencing such Term Loan; or

          (d) affect adversely the interests, rights or obligations of any Agent or Arranger (in its capacity as Agent or Arranger), unless consented to by such Agent or Arranger, as the case may be.

     No failure or delay on the part of any Agent, any Lender or the holder of any Term Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent, any Lender or the holder of any Term Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 11.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth in Schedule II hereto or, in the case of a Lender that becomes a party hereto after the date hereof, as set forth in the Lender Assignment Agreement pursuant to which such Lender becomes a Lender hereunder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (and electronic confirmation of receipt thereof has been received).

     SECTION 11.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of each of the Agents (including the fees and out-of-pocket expenses of counsel to the Agents (including internal counsel) and of local counsel, if any, who may be retained by counsel to the Agents) in connection with

          (a) the syndication by the Syndication Agent and the Arranger of the Term Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

          (b) the filing, recording, refiling or rerecording of each Mortgage, each Security Agreement, any Uniform Commercial Code or PPSA financing statements and each other Security Document relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of such Mortgage, Security Agreement or other Security Document; and

          (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agents and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Term Loans made hereunder or the issuance of the Term Notes or any other Loan Documents. The Borrower also agrees to reimburse each Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses (including those of internal counsel)) incurred by such Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations,
(y) the enforcement of any Obligations and (z) any litigation relating to the Obligations, this Agreement or any Loan Document.

     SECTION 11.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Term Loan Commitments, each of the Borrower and PAAC hereby, to the fullest extent permitted under applicable law, indemnifies, exonerates and holds each Agent, the Arranger and each Lender and each of their respective Affiliates, and each of their respective partners, officers, directors, employees and agents, and each other Person controlling any of the foregoing within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (including those of internal counsel) (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Term Loan;

          (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower or PAAC as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower, PAAC or any of their Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, such Arranger or such Lender is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower, PAAC or any of their Subsidiaries of any Hazardous Material;

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower, PAAC or any of their Subsidiaries of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower, PAAC or such Subsidiary; or

          (f) with respect to BofA, any action taken by BofA in its capacity as agent under the Revolving Credit Agreement,

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each of the Borrower and PAAC hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION 11.5. Survival. The obligations of the Borrower and PAAC under Sections 4.3, 4.4, 4.5, 4.6, Article IX, Sections 11.3 and 11.4, and the obligations of the Lenders under Section 11.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Term Loan Commitments. The representations and warranties made by the Borrower, PAAC and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION 11.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 11.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION 11.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, each Lender and the Administrative Agent (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent.

     SECTION 11.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE TERM NOTES AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Term Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. Upon the execution and delivery of this Agreement by the parties hereto, all obligations and liabilities of the Arranger under or relating or with respect to the Commitment Letter shall be terminated and of no further force or effect.

     SECTION 11.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) neither the Borrower nor PAAC may assign or transfer its rights or obligations hereunder without the prior written consent of each of the Agents and all Lenders, and (ii) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

     SECTION 11.11. Sale and Transfer of Term Loans and Term Notes; Participations in Term Loans and Term Notes. Each Lender may assign, or sell participations in, its Term Loan and Term Loan Commitment to one or more other Persons in accordance with this Section 11.11.

     SECTION 11.11.1.  Assignments.  Any Lender (the "Assignor Lender"),

          (a) with written notice to the Administrative Agent and the written consents of the Borrower and the Syndication Agent (which consents shall not be (i) unreasonably delayed or withheld or (ii) required in the case of any assignments made by the Syndication Agent or any of its Affiliates and which consent in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Administrative Agent, on or before the fifth Business Day after receipt by the Borrower of such Assignor Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent), may at any time assign and delegate to one or more commercial banks or other financial institutions (including funds engaged in the business of investing in loans), and

          (b) with notice to the Borrower, the Syndication Agent and the Administrative Agent, but without the consent of the Borrower or any Agent, may assign and delegate to any of its Affiliates or to any other Lender or to any Person whose investment manager or investment advisor is the investment manager or investment advisor of such Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Assignor Lender's total Term Loans and Term Loan Commitment in a minimum aggregate amount of (i) $1,000,000 or (ii) the then remaining amount of such Lender's Term Loans and Term Loan Commitment; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 4.6 and provided, further, however, that, the Borrower, each other Obligor and the Agents shall be entitled to continue to deal solely and directly with such Assignor Lender in connection with the interests so assigned and delegated to an Assignee Lender until

          (i) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agents by such Assignor Lender and such Assignee Lender;

          (ii) such Assignor Lender and such Assignee Lender shall have executed and delivered to the Borrower and the Agents a Lender Assignment Agreement, accepted by the Administrative Agent; and

          (iii)  the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within ten Business Days after its receipt of notice that the Administrative Agent has accepted an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Term Note evidencing such Assignee Lender's assigned Term Loans and Term Loan Commitments and, if the Assignor Lender has retained Term Loans and Term Loan Commitments hereunder, a replacement Term Note in the principal amount of the Term Loans and Term Loan Commitments retained by the Assignor Lender hereunder (such Term Note to be in exchange for, but not in payment of, that Term Note then held by such Assignor Lender). Each such Term Note shall be dated the date of the predecessor Term Note. The Assignor Lender shall mark the predecessor Term Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Term Note evidenced by the new Term Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Term Note evidenced by the replacement Term Note shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Term Note and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $2,500, unless such assignment and delegation is by a Lender to its Affiliate or if such assignment and delegation is by a Lender to a Federal Reserve Bank, as provided below or is otherwise consented to by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section 11.11.1 shall be null and void. Nothing contained in this Section 11.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans) under this Agreement and/or its Loans and/or its Term Note hereunder to a Federal Reserve Bank in support of Borrowings made by such Lender from such Federal Reserve Bank.

     SECTION 11.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a "Participant") participating interests in any of the Term Loans, Term Loan Commitments or other interests of such Lender hereunder; provided, however, that

          (a) no participation contemplated in this Section shall relieve such Lender from its Term Loan Commitments or its other obligations hereunder or under any other Loan Document;

          (b) such Lender shall remain solely responsible for the performance of its Term Loan Commitments and such other obligations;

          (c) the Borrower and each other Obligor and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

          (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, agree to (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Term Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the collateral security under the Loan Documents or any Guarantor under any Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

          (e)  the Borrower shall not be required to pay any amount under
     Section 4.6, that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 11.3 and 11.4, shall be considered a
Lender.

     SECTION 11.12. Other Transactions. Nothing contained herein shall preclude any Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, PAAC or any of their Affiliates in which the Borrower, PAAC or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION 11.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE BORROWER OR PAAC RELATING THERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE BORROWER AND PAAC HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY
JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.   EACH OF THE
BORROWER AND PAAC IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH OF THE BORROWER AND PAAC HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER OR PAAC HAS OR
HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER OR PAAC, WHICHEVER APPLICABLE, HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 11.14. Waiver of Jury Trial. THE AGENTS, THE LENDERS, THE BORROWER AND PAAC HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS OR THE BORROWER RELATING THERETO. EACH OF THE BORROWER AND PAAC ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

      SECTION 11.15. Judgment Currency. (a) If, for purposes of obtaining judgment in any court, it is necessary to convert any sum due or owing under any Loan Document to the Administrative Agent or any one or more of the Lenders in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which the final judgment is granted.

     (b) The Obligations of the Borrower in respect of any sum due in the Original Currency from it to the Administrative Agent or any one or more of the Lenders under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due or owing in such Other Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due or owing to the Administrative Agent or any one or more of the Lenders in the Original Currency, the Borrower shall, as a separate obligation and notwithstanding any such judgment, indemnify the Administrative Agent or such Lender(s) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due or owing to the Administrative Agent or such Lender(s) in the Original Currency, the Administrative Agent or such Lender(s) shall remit such excess to the Borrower.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                   PIONEER AMERICAS, INC.


                                   By: /s/ Philip J. Ablove
                                      -------------------------------------
                                      Title: Vice President



                                   PIONEER AMERICAS ACQUISITION CORP.


                                   By: /s/ Philip J. Ablove
                                      -------------------------------------
                                      Title: Vice President


                                   DLJ CAPITAL FUNDING, INC., as the
                                      Syndication Agent and as Lender


                                   By: /s/ Harold Philipps
                                      -------------------------------------
                                      Title: Managing Director


                                   SALOMON BROTHERS HOLDING
                                      COMPANY INC, as the Documentation
                                      Agent and as Lender


                                   By: /s/ Townsend Weekes
                                      -------------------------------------
                                      Title: Vice President


                                   BANK OF AMERICA NATIONAL
                                      TRUST AND SAVINGS
                                      ASSOCIATION,
                                      as the Administrative Agent


                                   By: /s/ David Johanson
                                      -------------------------------------
                                      Title: Vice President

                                   UNITED STATES TRUST COMPANY OF
                                      NEW YORK, as the Collateral Agent


                                   By: /s/ Patricia Stermer
                                      -------------------------------------
                                      Title: Assistant Vice President

                                                                      SCHEDULE I


                             DISCLOSURE SCHEDULE

ITEM 6.7                Insurance.

ITEM 6.8                Litigation.

                Description of Proceedings               Action or Claim Sought
                --------------------------               ----------------------

ITEM 6.10               Subsidiaries.

ITEM 6.11               Partnerships; Joint Ventures.

ITEM 6.13               Intellectual Property.

ITEM 6.15               Contracts and Labor Matters.

ITEM 6.16               Pension and Welfare Plans.

ITEM 7.2.1 (c)          Existing Indebtedness.

ITEM 7.2.2 (a)          Existing Liens.

ITEM 7.2.3              Existing Investments.

ITEM 7.2.8              Existing Affiliate Agreements.

                                                                  SCHEDULE II to
                                                                Credit Agreement



                                 PERCENTAGES
                                 -----------
                                  TERM LOAN

 DLJ Capital Funding, Inc.           60%

 Salomon Brothers
 Holding Company Inc                 40%




                          ADMINISTRATIVE INFORMATION
                          --------------------------

                        Notice Information
                        ------------------

Pioneer Americas, Inc.          700 Louisiana Street
                                Houston, Texas 77002
                                Contact:  Vice President, Chief Financial
                                Officer
                                Fax:  713-225-4426

Pioneer Americas Acquisition
  Corp.                         700 Louisiana Street
                                Houston, Texas 77002
                                Contact:  Vice President, Chief Financial
                                Officer
                                Fax:  713-225-4426

DLJ Capital Funding, Inc.,
  as Syndication Agent          277 Park Avenue
                                New York, New York 10172
                                Contact: Sheila O'Sullivan
                                Fax: 212-892-5286

Salomon Brothers Holding
  Company Inc,
  as Documentation Agent        Seven World Trade Center
                                New York, New York 10048
                                Contact: Simone Dagnino
                                Fax: 212-783-2823

Bank of America National
  Trust and Savings Association,
  as Administrative Agent        231 South LaSalle Street, Eighth Floor
                                 Chicago, Illinois 60697
                                 Contact: Richard A. Beutel
                                 Fax: 312-974-0761

United States Trust Company of
  New York,
  as Collateral Agent            114 West 47th Street
                                 New York, New York  10036-1532
                                 Contact: Patricia Stermer
                                 Fax: 212-852-1625




                                 Lenders' Domestic and LIBOR Offices
                                 -----------------------------------


DLJ Capital Funding, Inc.        525 Washington Blvd.
                                 Jersey City, New Jersey  07310
                                 Contact: Ed Vowinkel
                                 Fax:  201-610-1965

Salomon Brothers Holding
  Company Inc                    Seven World Trade Center
                                 New York, New York 10048
                                 Contact:  Simone Dagnino
                                 Fax:  212-783-2823